Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of January 25, 2024, by and among AMERICAN SHARED HOSPITAL SERVICES, a California corporation (“ASHS”), PBRT ORLANDO, LLC, a Delaware limited liability company (“PBRT Orlando”), and GK FINANCING, LLC, a California limited liability company and indirect Subsidiary of ASHS (“GKF”; ASHS, PBRT Orlando and GKF are from time to time referred to herein individually as a “Borrower” and collectively as the “Borrowers”), FIFTH THIRD BANK, NATIONAL ASSOCIATION (“Lender”), and, for purposes of Section 3 through Section 12 hereof only, AMERICAN SHARED RADIOSURGERY SERVICES, a California corporation, as a Loan party (“ASRS”).

W I T N E S S E T H:

WHEREAS, the Borrowers and Lender have entered into that certain Credit Agreement dated as of April 9, 2021 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), pursuant to which Lender agreed to make certain loans and other financial accommodations to the Borrowers;

WHEREAS, the Borrowers have that Lender extend financing the form of Supplemental Term Loan to the Borrowers and amend the Credit Agreement in certain respects, and Lender has agreed to such request on the terms and conditions set forth below, in each case, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Defined Terms. Capitalized terms used herein (including in the preamble and recitals above) but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

SECTION 2.    Amendment to Credit Agreement. Subject to the satisfaction or waiver of the conditions precedent set forth in Section 3 hereof, the Borrowers and Lender hereby agree the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the Credit Agreement attached hereto as Annex A.

SECTION 3.    Conditions. The effectiveness of this Amendment is subject to the satisfaction or waiver of the following conditions precedent (the date of satisfaction of all such conditions precedent shall be referred to herein as the “First Amendment Effective Date”):

(a)    the execution and delivery of this Amendment by the Loan Parties and Lender;

(b)    Lender shall have received the Supplemental Term Loan Promissory Note duly executed by the Borrowers;

(c)    Lender shall have received the First Amendment to Guaranty and Security Agreement duly executed by the Loan Parties;

(d)    Lender shall have received a certificate of the secretary (or other equivalent officer, partner or manager) of each Borrower, dated as of the First Amendment Effective Date, which shall certify (i) copies of resolutions in form and substance satisfactory to Lender of the board of directors (or other equivalent governing body, member, manager or partner) of such Borrower authorizing the execution, delivery and performance of this Amendment and each other Loa Document executed by such Borrower in connection herewith, (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Amendment and each other Loa Document executed by such Borrower in connection herewith, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto (or a certification from such Borrower that the Organizational Documents of such Borrower attached to the officer certificate of such borrower, dated as of the Closing Date and delivered to Lender by such Borrower, are in full force and effect on the date hereof and have not been amended, modified, terminated or rescinded in any respect), and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the First Amendment Effective Date, issued by the Secretary of State or other appropriate official of each such jurisdiction.

(e)    Lender shall have received a legal opinion of Borrowers’ counsel as Lender shall reasonably request in connection with the transactions contemplated by this Amendment, in form and substance reasonably satisfactory to Lender;

(f)    Lender shall have received satisfactory results of lien, good standing and other searches as Lender may require;

(g)    no Default or Event of Default currently exists or would immediately result after giving effect to this Amendment;

(h)    Lender shall have received a Notice of Borrowing with respect to the Supplemental Term Loan;

(i)    the representations and warranties in Section 4 hereof being true, correct and complete in all material respects (without duplication of any materiality qualifier in such representations or warranties), except to the extent that any such representation or warranty relates to a specific earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date (without duplication of any materiality qualifier in such representations or warranties);

(j)    Lender shall have received such other documents or financial statements as Lender may reasonably request; and

(k)    the Borrowers shall have paid to Lender the Supplemental Term Loan Closing Fee and all fees and expenses for the Administrative Borrower is provided an invoice at least one Business Day in advance of the date hereof) owing to Lender in connection with this Amendment and the transactions contemplated herein.

SECTION 4.    Representations and Warranties. Each Loan Party hereby jointly and severally represents and warrants to Lender as follows:

(a)    each Loan Party is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the jurisdiction of organization, as applicable;

(b)    each Loan Party is duly authorized to execute, deliver and perform its obligations under this Amendment;

(c)    each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (without duplication of any materiality qualifier) as of the date hereof (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date);

(d)    this Amendment constitutes the legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; and

(e)    no Default or Event of Default shall have occurred and be continuing.

SECTION 5.    Captions. Captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

SECTION 6.    Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by telecopy, facsimile, emailed “pdf” file or other similar form of electronic transmission of any executed signature page to this Amendment or any other Loan Document shall constitute effective delivery of such signature page.

SECTION 7.    Further Assurances. Each Loan Party hereby agrees from time to time, as and when reasonably requested by Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as Lender may reasonably deem necessary in order to carry out the intent and purposes of this Amendment.

SECTION 8.    Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

SECTION 9.    Entire Agreement; Loan Document. The Credit Agreement, as amended hereby, together with all other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. This Amendment shall constitute a Loan Document.

SECTION 10.    Successors; Assigns. This Amendment shall be binding upon the Loan Parties and Lender and their respective successors and assigns, and shall inure to the benefit of the Loan Parties and Lender and the successors and assigns of Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Amendment without the prior written consent of Lender.

SECTION 11.    Governing Law; Jury Trial Waiver; and Judicial Reference. Sections 11.11, 11.12 and 11.19 of the Credit Agreement are hereby incorporated by reference and shall apply to this Amendment mutatis mutandis.

SECTION 12.    Reaffirmation. Each Loan Party, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Person grants Liens in its property or otherwise acts as accommodation party or guarantor, as the case may be, in each case, pursuant to any Loan Document, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each other Loan Document to which it is a party (after giving effect hereto) and (ii) to the extent such Person granted liens on or security interests in any of its property pursuant to any Collateral Documents as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each Loan Party hereby consents to this Amendment and acknowledges that each of the Credit Agreement, as amended hereby, and each other Loan Document remains in full force and effect and is hereby ratified and reaffirmed. Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, constitute a waiver of any provision of the Credit Agreement or any other Loan Document or serve to effect a novation of the Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused the Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:

AMERICAN SHARED HOSPITAL SERVICES, a

California corporation

By: /s/ Raymond Stachowiak
Name: Raymond Stachowiak
Title: Executive Chairman of the Board

PBRT ORLANDO, LLC, a Delaware limited liability

company

By: /s/ Raymond Stachowiak
Name: Raymond Stachowiak
Title: Executive Chairman of the Board

GK FINANCING, LLC, a California limited liability

company

By: /s/ Craig Tagawa
Name: Craig Tagawa
Title: CEO

IN WITNESS WHEREOF, each of the undersigned has caused the Amendment to be duly executed and delivered as of the date first above written.

LOAN PARTIES: AMERICAN SHARED RADIOSURGERY SERVICES, a California corporation By: /s/ Raymond Stachowiak Name: Raymond Stachowiak Title: Chief Executive Officer

IN WITNESS WHEREOF, each of the undersigned has caused the Amendment to be duly executed and delivered as of the date first above written.

LENDER: FIFTH THIRD BANK, NATIONAL ASSOCIATION By: /s/ James Kordas Duly Authorized Signatory

ANNEX A

Amended Credit Agreement

See attached.

~~Execution Version~~

Annex A to First Amendment to Credit Agreement

Conformed copy through First Amendment dated January 25, 2024

CREDIT AGREEMENT

DATED AS OF APRIL 9, 2021

AMONG

AMERICAN SHARED HOSPITAL SERVICES, PBRT ORLANDO, LLC, and GK FINANCING, LLC

as the initial co-Borrowers,

and

AMERICAN SHARED RADIOSURGERY SERVICES,

as the initial additional Loan Party

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Lender

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1

	1.1.	Certain Defined Terms	1

	1.2.	Accounting Terms and Determinations	1

	1.3.	Other Definitional Provisions and References	2

	1.4.	Divisions	2

2.	ADVANCES		3

	2.1.	Revolving Loan, Term Loan, Delayed Draw Term Loan, Supplemental Term Loan, and Borrowings	3

	2.2.	Commitment Terminations/Prepayments	4

	2.3.	Interest and Applicable Margins; Fees	6

	2.4.	Repayment of Revolving Loan, Term Loan, ~~and~~ Delayed Draw Term Loan and Supplemental Term Loan	~~7~~8

	2.5.	~~LIBOR~~Tranche Rate Provisions	~~8~~9

	2.6.	[Reserved]	~~10~~11

	2.7.	General Provisions Regarding Payment	~~10~~11

	2.8.	Loan Account	~~11~~12

	2.9.	Taxes	~~11~~12

	2.10.	Capital Adequacy	~~12~~13

	2.11.	Notes	~~12~~13

3.	REPRESENTATIONS AND WARRANTIES		~~12~~13

	3.1.	Existence and Power; EEA Financial Institution	~~12~~13

	3.2.	Organization and Authorization; No Contravention	~~13~~14

	3.3.	Binding Effect	~~13~~14

	3.4.	Capitalization	~~13~~14

	3.5.	Financial Information	~~13~~14

	3.6.	Litigation	~~14~~15

	3.7.	Ownership of Property	~~15~~16

	3.8.	No Default	~~15~~16

	3.9.	Labor Matters	~~15~~16

	3.10.	Regulated Entities	~~15~~16

	3.11.	Margin Regulations	~~15~~16

	3.12.	Compliance With Laws; Anti-Terrorism Laws	~~15~~16

	3.13.	Taxes	~~16~~17

	3.14.	Compliance with ERISA.	~~16~~17

	3.15.	Brokers	~~17~~18

	3.16.	Material Contracts	~~17~~18

	3.17.	Environmental Compliance.	~~17~~18

	3.18.	Intellectual Property	~~18~~19

	3.19.	Real Property Interests	~~19~~20

	3.20.	Full Disclosure	~~19~~20

	3.21.	[Reserved]	~~19~~20

	3.22.	Deposit Accounts	~~19~~20

	3.23.	[Reserved]	~~19~~20

	3.24.	[Reserved]	~~19~~20

	3.25.	Solvency	~~19~~20

4.	AFFIRMATIVE COVENANTS		~~19~~21

	4.1.	Maintenance of Existence and Conduct of Business	~~20~~21

	4.2.	Payment of Charges.	~~20~~21

	4.3.	Books and Records	~~20~~21

	4.4.	Insurance; Damage to or Destruction of Collateral.	~~20~~22

	4.5.	Compliance with Laws	~~21~~22

	4.6.	[Reserved]~~.~~	~~21~~ 22

	4.7.	[Reserved]	~~21~~22

	4.8.	Environmental Matters	~~21~~23

	4.9.	Cash Management Systems	~~22~~23

	4.10.	Maintenance of Property	~~22~~23

	4.11.	Inspection of Property and Books and Records; Appraisals	~~22~~23

	4.12.	Use of Proceeds	~~22~~24

	4.13.	Further Assurances.	~~23~~24

5.	NEGATIVE COVENANTS		~~23~~25

	5.1.	Asset Dispositions, Etc	~~23~~25

	5.2.	Investments; Loans and Advances	~~24~~25

	5.3.	Indebtedness	~~25~~26

	5.4.	Employee Loans and Affiliate Transactions	~~26~~27

	5.5.	Capital Structure and Business	~~26~~28

	5.6.	Contingent Obligations	~~27~~28

	5.7.	Liens	~~27~~29

	5.8.	Consolidations and Mergers	~~28~~29

	5.9.	ERISA	~~28~~30

	5.10.	Hazardous Materials	~~28~~30

	5.11.	Sale Leasebacks	~~29~~30

	5.12.	Restricted Payments	~~29~~30

	5.13.	Change of Corporate Name or Location; Change of Fiscal Year	~~30~~31

	5.14.	No Restriction on Distributions; No Negative Pledges	~~30~~31

	5.15.	Amendments to Material Contracts	~~30~~32

	5.16.	[Reserved]	~~30~~32

	5.17.	Margin Stock; Use of Proceeds	~~31~~32

	5.18.	Sanctions; Use of Proceeds	~~31~~32

	5.19.	Prepayments of Other Indebtedness	~~31~~32

6.	FINANCIAL COVENANTS		~~31~~32

	6.1.	Financial Covenants	~~31~~32

7.	FINANCIAL STATEMENTS AND INFORMATION		~~31~~32

	7.1.	Reports and Notices	~~31~~32

	7.2.	Communication with Accountants	~~31~~33

8.	CONDITIONS PRECEDENT.		~~31~~33

	8.1.	Conditions to the Initial Advances	~~31~~33

	8.2.	Further Conditions to Advances	~~33~~34

	8.3.	Further Conditions to GKF Revolving Advances	~~33~~34

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		~~34~~35

	9.1.	Events of Default	~~34~~35

	9.2.	Remedies	~~36~~37

	9.3.	Application of Proceeds	~~36~~38

	9.4.	Waivers by Loan Parties	~~37~~38

10.	EXPENSES AND INDEMNITY		~~37~~38

	10.1.	Expenses	~~37~~38

	10.2.	Indemnity	~~37~~39

11.	MISCELLANEOUS		~~38~~40

	11.1.	Survival	~~38~~40

	11.2.	No Waivers	~~38~~40

	11.3.	Notices	~~38~~40

	11.4.	Severability	~~39~~41

	11.5.	Amendments and Waivers	~~39~~41

	11.6.	Assignments; Participations	~~40~~41

	11.7.	Headings	~~41~~43

	11.8.	Confidentiality	~~41~~43

	11.9.	Waiver of Consequential and Other Damages	~~42~~44

	11.10.	Marshaling; Payments Set Aside	~~42~~44

11.11.	GOVERNING LAW; SUBMISSION TO JURISDICTION	~~42~~44

11.12.	WAIVER OF JURY TRIAL	~~43~~44

11.13.	Publication; Advertisement	~~43~~45

11.14.	Counterparts; Integration	~~44~~45

11.15.	No Strict Construction	~~44~~45

11.16.	USA PATRIOT Act Notification	~~44~~45

11.17.	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~44~~46

11.18.	Acknowledgement Regarding Any Supported QFCs	~~45~~46

11.19.	California Judicial Reference	~~45~~47

11.20.	Joint and Several Obligations	~~46~~48

11.21.	Administrative Borrower	~~47~~49

INDEX OF ANNEXES, EXHIBITS,
SCHEDULES AND APPENDICES

Annex I	-	Cash Management System
Annex II	-	Financial Statements and Projections Reporting
Annex III	-	Financial Covenants
Annex IV	-	Commitments as of Closing Date

Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Joinder Agreement

Schedule 3.1	-	Existence and Power; EEA Financial Institution
Schedule 3.4	-	Capitalization
Schedule 3.16	-	Designated Material Contracts
Schedule 3.17	-	Environmental Compliance
Schedule 3.18	-	Intellectual Property
Schedule 3.19	-	Real Property Interests
Schedule 3.22	-	Deposit Accounts
Schedule 4.1	-	Corporate and Trade Names
Schedule 5.3	-	Indebtedness
Schedule 5.4	-	Affiliate Transactions
Schedule 5.6	-	Contingent Obligations
Schedule 5.7	-	Liens
Schedule A	-	Closing Date Prior Lender Debt

Appendix A	-	Definitions

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of April 9, 2021, among AMERICAN SHARED HOSPITAL SERVICES, a California corporation (“ASHS”), PBRT ORLANDO, LLC, a Delaware limited liability company (“PBRT Orlando”), and GK FINANCING, LLC, a California limited liability company and indirect Subsidiary of ASHS (“GKF”; ASHS, PBRT Orlando, GKF and each other Person as shall hereafter join and become a party hereto as a borrower pursuant to Section 4.13 by executing and delivering to Lender a Joinder Agreement in the form attached hereto as Exhibit C, is from time to time referred to herein individually as a “Borrower” and collectively as the “Borrowers”), jointly and severally (except as to GKF whose obligations hereunder shall be several but not joint to the extent expressly set forth herein, including in Section 11.20), as borrowers, AMERICAN SHARED RADIOSURGERY SERVICES, a California corporation and wholly-owned Subsidiary of ASHS (“ASRS”), and each other Person as shall hereafter join and become a party hereto as an additional Loan Party pursuant to Section 4.13 by executing and delivering to Lender a Joinder Agreement to Security Agreement in the form attached to the Guaranty and Security Agreement as Annex A thereto and by executing and delivering to Lender a Joinder Agreement in the form attached hereto as Exhibit C, and FIFTH THIRD BANK, NATIONAL ASSOCIATION (“Lender”).

RECITALS

WHEREAS, Borrowers desire that Lender extend certain revolving, term loan and delayed draw term loan credit facilities to Borrowers to provide funds necessary for the purpose of refinancing certain indebtedness of Borrowers and providing (a) working capital financing for Borrowers, (b) funds for other general corporate purposes of Borrowers, and (c) funds for other purposes permitted hereunder; and

WHEREAS, Borrowers and each other Loan Party desire to secure all of the Obligations by granting to Lender a first-priority perfected Lien upon substantially all of their personal property (subject only to Permitted Liens), pursuant to the terms of the Loan Documents;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS

1.1.    Certain Defined Terms. For purposes of the Loan Documents, capitalized terms shall have the meanings as defined in this Agreement (including, as applicable, Appendix A to this Agreement and each Annex to this Agreement).

1.2.    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated (unless and except to the extent otherwise expressly provided herein) basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of ASHS and its Subsidiaries delivered to Lender on or prior to the Closing Date. If at any time any change in GAAP or any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions) or other regulatory body with jurisdiction over GAAP or any financial reporting by the Loan Parties, that results in a material change in the method of accounting in the financial statements required to be furnished to Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement or any other Loan Document, and any Borrower or Lender shall so request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Lender); provided, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Loan Parties shall provide to Lender Financial Statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at "fair value", as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) the effect of any changes to GAAP that would require leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date to be classified and accounted for as capital leases under the revised GAAP (including by reason of adoption of FASB Accounting Standards Update 2016-02) shall be disregarded for the purposes of computing any financial ratios and requirements herein. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties shall not, without the prior written consent of Lender, cause or permit any change in application of GAAP, or any method of GAAP utilized, by the Loan Parties in their Financial Statements after the Closing Date.

1.3.    Other Definitional Provisions and References. References in this Agreement to "Sections", "Annexes", "Exhibits", "Appendices" or "Schedules" shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. "Include", "includes" and "including" shall be deemed to be followed by "without limitation." Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. The references "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including," respectively. References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence in Borrower's and each other Loan Party's performance under this Agreement and all other Loan Documents. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document).

1.4.    Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.

2.	ADVANCES

2.1.    Revolving Loan, Term Loan, Delayed Draw Term Loan, Supplemental Term Loan, and Borrowings.

(a)    Revolving Loan. Subject to the terms and conditions hereof, including Sections 8.1 and 8.2, Lender agrees to make available to Borrowers, from time to time until the Commitment Termination Date, advances pursuant to its Revolving Loan Commitment (each, a "Revolving Loan Advance"); provided, that the aggregate principal amount of such Revolving Loan Advances will not result in the Revolving Loan Exposure at any time exceeding the Revolving Loan Commitment. Revolving Loan Advances, the proceeds of which are to be funded to GKF for the use of GKF as permitted by, and subject to the terms of this Agreement (including Sections 4.12, 5.2(c) and 5.3(f)), shall be deemed GKF Revolving Advances and shall each be further to the further conditions of Section 8.3. Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 2.1(a).

(i)    Administrative Borrower shall deliver to Lender a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan Advance (including each borrowing of a GKF Revolving Advance), such Notice of Borrowing to be delivered no later than 2:00 p.m. (Cincinnati, Ohio time) (or such later time acceptable to Lender in its sole discretion) on the day that is two (2) Business Days prior to such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby.

(ii)    Borrowers hereby authorize Lender to make Revolving Loan Advances (including GKF Revolving Advances) based on telephonic or electronic notices made by any Person which Lender, in good faith, believes to be acting on behalf of Administrative Borrower, in accordance with procedures established by or otherwise acceptable to Lender from time to time in its sole discretion (including Lender’s confirmation of such notices). All Revolving Loan Advances (other than GKF Revolving Advances) will be advanced to the Borrowers’ Account and all GKF Revolving Advances will be advanced to the GKF Borrower Account, in each case unless Administrative Borrower otherwise instructs Lender.

(b)    Term Loan. Subject to the other terms and conditions of this Agreement, including Sections 8.1 and 8.2, Lender agrees to make a term loan to Borrowers in a single borrowing, to be funded on the Closing Date, in an aggregate principal amount equal to $9,500,000 (the "Term Loan"). The Term Loan will be advanced to the GKF Borrower Account, unless Administrative Borrower otherwise instructs Lender. No part of the Term Loan made to Borrowers may, after the repayment thereof, be redrawn or reborrowed.

(c)    Delayed Draw Term Loan. Subject to the terms and conditions hereof, including Sections 8.1 and 8.2, Lender agrees to make a term loan to the DDTL Borrowers in a single borrowing, to be funded on the Closing Date, in an aggregate principal amount equal to the DDTL Commitment (the “Delayed Draw Term Loan”). No part of the Delayed Draw Term Loan made to DDTL Borrowers may, after the repayment thereof, be redrawn or reborrowed.

(i)    Administrative Borrower shall deliver to Lender a Notice of Borrowing with respect to the proposed borrowing of the Delayed Draw Term Loan, such Notice of Borrowing to be delivered no later than 2:00 p.m. (Cincinnati, Ohio time) (or such later time acceptable to Lender in its sole discretion) on the day that is two (2) Business Days prior to such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby.

(ii)    The Delayed Draw Term Loan will be advanced to the Borrowers’ Account, unless Administrative Borrower otherwise instructs Lender.

(d)    The making of each Advance hereunder by Lender will be deemed to be a representation by Borrowers that the Advance will not violate the terms of this Section 2.1 or cause or result in the occurrence of a Default or Event of Default. Lender shall have no duty to follow, or any liability for, the application by Borrowers of any proceeds of any Advance.

(e)    Each Revolving Loan Advance made pursuant to Section 2.1(a) shall be in an amount not less than $100,000 (unless a smaller amount is agreed to by Lender in its reasonable discretion).

(f)    Supplemental Term Loan. Subject to the other terms and conditions of this Agreement, Lender agrees to make a term loan to Borrowers in a single borrowing, to be funded on the First Amendment Effective Date, in an aggregate principal amount equal to $2,700,000 (the "Supplemental Term Loan"). The Supplemental Term Loan will be advanced to the Borrowers’ Account, unless Administrative Borrower otherwise instructs Lender. No part of the Supplemental Term Loan made to Borrowers may, after the repayment thereof, be redrawn or reborrowed.

2.2.    Commitment Terminations/Prepayments.

(a)    Termination of Revolving Loan Commitment. Borrowers may at any time on at least ten (10) days' prior written notice to Lender terminate the Revolving Loan Commitment; provided that, upon such termination, all Revolving Loan Advances and accrued and unpaid interest thereon shall be immediately due and payable in full. Upon any such termination of the Revolving Loan Commitment, Borrowers' right to request Revolving Loan Advances shall simultaneously be permanently terminated.

(b)    [Reserved].

(c)    Voluntary Prepayments. Borrowers may prepay without premium or penalty and in whole or in part the Revolving Loan Advances, the Term Loan, ~~and/or~~ the Delayed Draw Term Loan and/or Supplemental Term Loan then outstanding at any time upon three (3) Business Days prior written notice by the Administrative Borrower to Lender (or, in any case, such shorter time period then agreed to by Lender), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any prepayments of the Term Loan ~~or~~, the Delayed Draw Term Loan or the Supplemental Term Loan, accrued and unpaid interest thereon to the date fixed for prepayment; provided, however, Borrowers may not voluntarily partially prepay (i) the Revolving Loan Advances then outstanding in a principal amount less than the lesser of (1) $100,000 and (2) the Revolving Exposure, or (ii) the Term Loan ~~and/or~~, the Delayed Draw Term Loan and/or the Supplemental Term Loan then outstanding in a principal amount less than the lesser of (A) $500,000 and (B) the Term Loan ~~or~~, the Delayed Draw Term Loan or the Supplemental Term Loan, as applicable, then outstanding. Such written notice by the Administrative Borrower to Lender shall, if applicable, indicate whether all or a portion (and if the latter, in what amount) of such prepayment should be applied to prepay outstanding GKF Revolving Advances. If the Administrative Borrower gives such notice, then Borrowers’ prepayment obligation hereunder will be irrevocable, and Borrowers will make such prepayment and the payment amount specified in such notice will be due and payable on the date specified therein. Notwithstanding the foregoing, any such notice of prepayment delivered in connection with any refinancing of all of the Obligations hereunder with the proceeds of such refinancing or of any incurrence of Indebtedness may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by Borrowers in the event such refinancing is not consummated.

(d)    Mandatory Prepayments.

(i)    Subject to Section 2.1(e), if at any time the outstanding balance of the aggregate Revolving Loan Exposure exceeds the Revolving Loan Commitment (any and all such excess Revolving Loan Exposure is herein referred to, collectively, as an “Overadvance”), Borrowers shall immediately repay the aggregate outstanding Revolving Loan Advances to the extent required to eliminate such Overadvance. Any such prepayment shall be applied to the outstanding Revolving Loan Exposure in accordance with Section 2.2(e).

(ii)    Subject to Section 2.2(e), within three (3) Business Days after receipt by any Loan Party of cash proceeds in excess of $250,000 in any Fiscal Year (including insurance proceeds and proceeds from casualty losses or condemnations) of any voluntary or involuntary sale or disposition of, or any casualty or condemnation event with respect to, any property or assets of any Loan Party (determined, solely for purposes of this Section 2.2(d)(ii), exclusive of any proceeds of (x) sales of Inventory in the Ordinary Course of Business and (y) sales of Stock permitted by Section 5.1(d)), Administrative Borrower shall notify Lender of such Loan Party's receipt of such cash proceeds and shall prepay the Advances in an amount equal to all such cash proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses (including the reasonable fees of attorneys and other advisors) properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of Liens that are senior to the Liens of Lender created under the Loan Documents on such assets (to the extent such Liens constitute Permitted Liens hereunder), and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (it being understood that to the extent any such reserve is reversed or abandoned, the amount so reversed or abandoned shall constitute cash proceeds payable pursuant to this Section 2.2(d)). Any such prepayment shall be applied in accordance with Section 2.2(e); provided, that so long as (1) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (2) Administrative Borrower shall have given Lender prior written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, (3) the monies are held in a Deposit Account in which Lender has a perfected first-priority security interest, and (4) such Loan Party completes such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of such assets or the costs of purchase or construction of other assets useful in the business of such Loan Party or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, such net cash proceeds not so applied shall be paid to Lender and applied in accordance with Section 2.2(c).

(iii)    If any Borrower issues Stock (other than an Excluded Issuance) or receives a capital contribution (unless, in the case of such a capital contribution, (1) no Default or Event of Default has occurred or will occur as a result of such capital contribution and (2) after giving effect to such capital contribution, the Loan Parties are in compliance on a pro forma basis with the covenants set forth on Annex III to this Agreement, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered), no later than the Business Day following the date of receipt of the proceeds thereof, Administrative Borrower shall notify Lender of such Borrower's receipt of such proceeds and shall prepay the Advances in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses (including the reasonable fees of attorneys and other advisors) paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(e).

(iv)    If any Loan Party incurs Indebtedness not permitted under the terms of this Agreement, no later than the Business Day following the date of receipt of the proceeds thereof, Administrative Borrower shall notify Lender of such Loan Party's receipt of such proceeds and shall prepay the Advances in an amount equal to all such proceeds, net of reasonable costs and expenses (including the reasonable fees of attorneys and other advisors) paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(e).

(e)    Application of Certain Mandatory Prepayments. So long as no Event of Default has occurred and is continuing, any prepayments made by Borrowers pursuant to Section 2.2(d) shall be applied as follows: first to pay any Overadvances that may be outstanding, second to prepay the outstanding principal balance of the Term Loan, to the remaining principal installments thereof on a pro rata basis (excluding the "bullet" payment at maturity with respect thereto), third to prepay the outstanding principal balance of the Delayed Draw Term Loan, to the remaining principal installments thereof on a pro rata basis (excluding the "bullet" payment at maturity with respect thereto), ~~and~~ fourth to prepay the remaining Revolving Loan Advances with a corresponding reduction in the Revolving Loan Commitment, and fifth to prepay the outstanding principal balance of the Supplemental Term Loan, to the remaining principal installments thereof on a pro rata basis (excluding the "bullet" payment at maturity with respect thereto). If any Event of Default has occurred and is continuing, such amounts shall be applied as provided in Section 9.3.

(f)    No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute Lender's consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Default or Event of Default arising therefrom.

2.3.    Interest and Applicable Margins; Fees.

(a)    Subject to Sections 2.3(c), 2.3(d), 2.5, each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to ~~LIBOR~~the Tranche Rate plus the Applicable Margin. Each determination of an interest rate by Lender shall be conclusive and binding on Borrowers in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to (and including) the last day thereof.

(b)    All as determined by Lender in accordance with the Loan Documents and Lender’s loan systems and procedures periodically in effect, Borrowers shall pay interest on the Advances and the other Obligations outstanding hereunder in arrears (i) on each Interest Payment Date, (ii) on the date of each prepayment of Advances to the extent provided in Section 2.2, and (ii) on the date of each payment of Advances and the other Obligations outstanding hereunder on and after the Commitment Termination Date.

(c)    At the election of Lender while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Advances (plus ~~LIBOR~~the Tranche Rate) (the "Default Rate"). All such interest shall be payable on demand of Lender. Each Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any Event of Default and the aforementioned increase to the interest rate being charged hereunder is a reasonable estimate of those damages and does not constitute a penalty.

(d)    Anything herein to the contrary notwithstanding, the obligations of Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Lender would be contrary to the provisions of any Law applicable to Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by Lender, and in such event Borrowers shall pay Lender interest at the highest rate permitted by applicable Law ("Maximum Lawful Rate") for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e)    Fees.

(i)    Term Loan Closing Fee. In consideration of Lender’s Term Loan Commitment, Borrowers shall pay to Lender on the Closing Date a closing Fee in the aggregate amount of $33,250 (the “Term Loan Closing Fee”). The Term Loan Closing Fee is fully-earned and non-refundable as of the Closing Date.

(ii)     Delayed Draw Term Loan Closing Fee. In consideration of Lender’s DDTL Commitment, Borrowers shall pay to Lender on the Closing Date a closing Fee in the aggregate amount of $13,750 (the “Delayed Draw Term Loan Closing Fee”). The Delayed Draw Term Loan Closing Fee is fully-earned and non-refundable as of the Closing Date.

(iii)    Unused Line Fees. Borrowers agree to pay to Lender a commitment Fee (the “Unused Line Fee”), which shall accrue, as of each day during the period from and including the Closing Date to but excluding the date on which the Revolving Loan Commitment terminates, at the Applicable Margin on the then daily amount of the difference of the Revolving Loan Commitment minus the sum of the Revolving Exposure then outstanding. The accrued Unused Line Fee shall be payable in arrears on each Interest Payment Date, all as determined by Lender in accordance with the Loan Documents and Lender’s loan systems and procedures periodically in effect. Accruals of the Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period).

(iv)    Supplemental Term Loan Closing Fee. In consideration of Lender’s Supplemental Term Loan Commitment, Borrowers shall pay to Lender on the First Amendment Effective Date a closing Fee in the amount of $9,450 (the “Supplemental Term Loan Closing Fee”). The Supplemental Term Loan Closing Fee is fully-earned and non-refundable as of the First Amendment Effective Date.

2.4.    Repayment of Revolving Loan, Term Loan, ~~and~~ Delayed Draw Term Loan and Supplemental Term Loan.

(a)    Revolving Loan. Borrowers hereby promise to pay to Lender on the applicable Maturity Date the entire principal amount of all Revolving Loan Advances then outstanding and all accrued and unpaid interest thereon.

(b)    Term Loan. Borrowers hereby promise to pay to Lender, on each Term Loan Principal Payment Date, commencing with and for July 1, 2021 and continuing until the Term Loan has been paid in full, the outstanding unpaid principal balance of the Term Loan in quarterly installments equal to (i) $118,750 for each of the first four (4) consecutive quarterly installments through and including the Term Loan Principal Payment Date of April 1, 2022, then (ii) $237,500 for each of the next eight (8) consecutive quarterly installments through and including the Term Loan Principal Payment Date of April 1, 2024, then (iii) $356,250 for each of the next six (6) consecutive quarterly installments through and including the Term Loan Principal Payment Date of October 1, 2025, with (iv) the entire remaining principal amount of the Term Loan being due and payable in full on the applicable Maturity Date.

(c)    Delayed Draw Term Loan. Borrowers hereby promise to pay to Lender, on each DDTL Principal Payment Date, commencing with and for July 1, 2021 continuing until the Delayed Draw Term Loan has been paid in full, the outstanding and unpaid principal balance of the Delayed Draw Term Loan in quarterly installments equal to (i) $68,750 for each of the first four (4) consecutive quarterly installments, then (ii) $137,500 for each of the next eight (8) consecutive quarterly installments, then (iii) $206,250 for each of the next consecutive quarterly installments through and including the DDTL Principal Payment Date of October 1, 2025, with (iv) the entire remaining principal amount of the Delayed Draw Term Loan being due and payable in full on the applicable Maturity Date.

(d)    Supplemental Term Loan. Borrower shall make monthly payments of interest only on the Supplemental Term Loan commencing on the first Interest Payment Date during the Supplemental Term Loan Interest-Only Period. Commencing on the Supplemental Term Loan Amortization Commencement Date, Borrower shall make equal monthly payments of principal which would fully amortize the outstanding Supplemental Term Loan as of the Supplemental Term Loan Amortization Commencement Date over the Supplemental Term Loan Amortization Period and continuing on each Supplemental Term Loan Principal Payment Date thereafter during the Supplemental Term Loan Amortization Period. All unpaid principal of the Supplemental Term Loan and accrued and unpaid interest thereon is due and payable in full on the applicable Maturity Date.

(e)    ~~(d)~~ Maturity Date. Without limitation of Sections 2.4(a) – (~~c~~d), Borrowers hereby promise to pay to Lender any and all Obligations remaining outstanding and due and payable in accordance with the terms hereof as of the applicable Maturity Date on ~~the~~such Maturity Date.

2.5.    ~~LIBOR~~Tranche Rate Provisions.

(a)    [Reserved].

~~(b)         Inability to Determine LIBOR.~~

(b)    ~~(i)~~ Temporary ~~Inability~~Replacement of the Tranche Rate and Tenor Replacement. In the event, prior to commencement of any Interest Period relating to a ~~LIBOR~~Tranche Rate Loan, Lender shall determine ~~that~~either: (~~A~~i) ~~deposits in Dollars (in the applicable amounts) are not being offered to it in the London Interbank Offered Rate market for such Interest Period~~the Tranche Rate is unavailable, unrepresentative, or unreliable, (~~B~~ii) ~~by reason of circumstances affecting the London Interbank Offered Rate Market adequate and reasonable methods do not exist for ascertaining LIBOR, (C) LIBOR~~the Tranche Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of funding ~~LIBOR~~the Tranche Rate Loans for such Interest Period, or (~~D~~iii) the making or funding of ~~LIBOR~~Tranche Rate Loans has become impracticable; then, in any such case, Lender shall promptly provide notice of such determination to Administrative Borrower (which shall be conclusive and binding on Borrowers absent manifest error), and (~~x~~A) any request for a ~~LIBOR~~Tranche Rate Loan or any continuation of a ~~LIBOR~~Tranche Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (~~y~~B) each ~~LIBOR~~Tranche Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (~~z~~C) the obligations of Lender to make ~~LIBOR~~Tranche Rate Loans shall be suspended until Lender determines that the circumstances giving rise to such suspension no longer exist, in which event Lender shall so notify Administrative Borrower.

~~(ii)         Permanent Inability.~~

~~(A)         In the event Lender shall determine~~

At any time (including in connection with the implementation of a Successor Rate), Lender may remove any tenor of a Tranche Rate that is unavailable, non-representative, or not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, in Lender’s sole discretion, for Tranche Rate settings; provided however that Lender may reinstate such previously removed tenor for Tranche Rate settings, if Lender determines in its sole discretion that such tenor has become available and representative again.

(c)    Temporary Replacement of the Tranche Rate and Tenor Replacement.

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.5(c)), but without limiting Section 2.5(b) above, if Lender determines (which determination shall be ~~deemed presumptively correct~~conclusive and binding on Borrowers absent manifest error) that~~:~~

~~(I)~~  any of the circumstances ~~set forth in Section 2.5(b)(i) have arisen and such circumstances are unlikely to be temporary;~~

~~(II)         a public statement or publication of information has been made (x) by or on behalf of the administrator of LIBOR; or by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, stating that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide LIBOR, (y) by the administrator of LIBOR that it has invoked or will invoke, permanently or indefinitely, its insufficient submissions policy, or (z) by the regulatory supervisor for the administrator of LIBOR or any Governmental Authority having jurisdiction over Lender announcing that LIBOR is no longer representative or may no longer be used;~~

~~(III)         a LIBOR rate is not published by the administrator of LIBOR for five (5) consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of LIBOR or by the regulatory supervisor for the administrator of LIBOR; or~~

~~(IV)         a new index rate has become a widely-recognized replacement benchmark rate for LIBOR in newly originated or amended loans denominated in Dollars in the U.S. market;~~

described in Section 2.5(b)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Tranche Rate or a Governmental Authority having or purporting to have jurisdiction over Lender has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Tranche Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to Lender, then on a date and time determined by Lender, but no later than the Scheduled Unavailability Date, the Tranche Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR (the “Successor Rate”).

(ii)    Notwithstanding anything to the contrary herein, if Lender determines that the Successor Rate designated in Section 2.5(c)(i) above is not available or administratively feasible, or if any of the circumstances described in Section 2.5(c)(i) with regard to the Tranche Rate has occurred with respect to a Successor Rate then~~,~~ in ~~any such case~~effect, Lender may~~, in consultation~~ replace the Tranche Rate or any then current Successor Rate in accordance with ~~Borrowers, amend~~ this ~~Agreement as described below to replace LIBOR~~Section 2.5(c) with ~~an~~another alternative ~~replacement index, and to modify the applicable margins (the new index and margin together, the~~ “~~Benchmark Replacement~~”~~), in each case~~benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities~~, or~~ and any ~~selection, endorsement or recommendation by a relevant governmental body with respect to such facilities.~~recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Lender ~~may also~~ from ~~to~~ time to time~~, in Lender~~’~~s sole discretion, make other related amendments (~~“~~Conforming Changes~~”~~), including, but not limited to, changes that (x) increase or decrease the~~ “~~floor~~” ~~applicable to the replacement index and/or Benchmark Replacement or (y) otherwise permit the administration of the Advances by Lender in an administratively and operationally practicable manner and in a manner substantially consistent with market practice and similarly situated counterparties with similar assets in similar facilities.~~

~~(B)         Lender shall provide notice to Borrower of an amendment of this Agreement to reflect the Benchmark Replacement and Conforming Changes. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.5), such amendment shall become effective without any further action or consent of any other party to this Agreement upon delivery of notice to Borrower.~~

~~(C)         For~~ in its reasonable discretion.

(iii)    If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable on a monthly basis.

(iv)    Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any Successor Rate shall become effective on the date set forth in a written notice provided by Lender to Borrower (such date to be five or more Business Days after the date of such notice), and, for the avoidance of doubt, ~~following the date when a determination is made pursuant to Section 2.5(b)(ii)(A) above and until a Benchmark Replacement has been selected and implemented in accordance with the terms and conditions of Section 2.5(b)(ii)(B) above, at Lender~~’~~s election~~from and after such date (i) all Tranche Rate Loans shall ~~accrue~~bear interest ~~as Base~~at the Successor Rate ~~Loans, and the interest rate~~plus the Applicable Margin; and (ii) all references herein and in any other Loan Documents to “Tranche Rate” shall ~~be based on~~mean and refer to the ~~Base~~Successor Rate.

~~(iii)         Subject to any Conforming Changes~~

(v)    Notwithstanding anything to the contrary herein, if ~~at any time~~ the ~~replacement index is less than zero percent (0.0%) (the~~ “~~Replacement~~Successor Rate would be less than the Index Floor”~~)~~, ~~then at such times, such index shall~~the Successor Rate will be deemed to be the ~~Replacement~~ Index Floor for the purposes of this Agreement~~; provided, however, even if the replacement index is greater than or equal to the Replacement Index Floor, if due to a negative margin the Benchmark Replacement would be less than the Replacement Index Floor, the Benchmark Replacement~~ and the other Loan Documents. Further, if the interest rate to be replaced is rounded upwards to the next 1/8th of 1% under the terms of this Agreement or any Loan Document, the Successor Rate shall also be ~~deemed~~rounded up to ~~be~~ the ~~Replacement Index Floor for purposes of this Agreement.~~

~~(iv)         In the event that circumstances similar to those set out in Sections 2.5(b)(ii)(A)(I) - (IV) occur in relation to an index selected to replace LIBOR (or another index previously selected pursuant to this provision) or if Lender determines a replacement index is administratively or operationally impracticable, the terms governing replacement of LIBOR set forth in Sections 2.5(b)(ii) and 2.5(b)(iii) shall govern replacement of the replacement index.~~next 1/8th; provided further that this provision governing rounding shall not apply if Borrowers have a Rate Contract in effect with respect to all or part of an Advance.

(vi)    Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Tranche Rate or any Successor Rate, including the selection of such rate, any related Spread Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Tranche Rate.

(vii)    Notwithstanding anything to the contrary contained herein, if Borrowers enter into a Rate Contract with respect to all or part of a Tranche Rate Loan and the floating interest rate under the Rate Contract is Daily Simple SOFR, Lender may replace the Tranche Rate hereunder with Daily Simple SOFR and a Spread Adjustment without the consent of any other party hereto; provided further that, if subsequent thereto, Lender and Borrowers amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Tranche Rate, then Lender may further replace Daily Simple SOFR hereunder with the original Tranche Rate (and a Spread Adjustment, if applicable) hereunder without the consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) Lender shall provide written notice thereof to Administrative Borrower.

(d)    ~~(c)~~ Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for Lender to make, fund or maintain ~~LIBOR~~Tranche Rate Loans, Lender shall promptly give notice of such circumstances to Administrative Borrower. In such an event, (i) the commitment of Lender to make ~~LIBOR~~Tranche Rate Loans~~,~~ or continue ~~LIBOR~~Tranche Rate Loans as ~~LIBOR~~Tranche Rate Loans shall be immediately suspended and (ii) all outstanding ~~LIBOR~~Tranche Rate Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.

~~(d)         [Reserved].~~

(e)    Tranche Rate Breakage Fee. Upon (i) any default by Borrowers in making any borrowing of any Tranche Rate Loan following Administrative Borrower’s delivery to Lender of any applicable Notice of Borrowing or (ii) any payment of a Tranche Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall promptly pay Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that Lender sustains as a result of such default or such payment.

(f)    ~~(e)~~ Increased Costs. If, after the Closing Date, any Change in Law (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of ~~LIBOR~~the Tranche Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by Lender, or (ii) shall impose on Lender any other condition affecting its ~~LIBOR~~Tranche Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make ~~LIBOR~~Tranche Rate Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender of making or maintaining any ~~LIBOR~~Tranche Rate Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by Lender, Borrowers shall promptly pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which Lender first made demand therefor (except that, if the occurrence giving rise to such increased cost or reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(g)    Conforming Changes. In connection with the use, implementation, or administration of the Tranche Rate, including any temporary or permanent replacement for the Tranche Rate, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Lender will promptly notify Administrative Borrower of the effectiveness of any Conforming Changes in connection with the use, implementation, or administration of the Tranche Rate, or any temporary or permanent replacement of the Tranche Rate.

2.6.    [Reserved].

2.7.    General Provisions Regarding Payment. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (Cincinnati, Ohio time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to noon (Cincinnati, Ohio time). Payments received in the Collection Account after noon (Cincinnati, Ohio time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.

2.8.    Loan Account. Lender shall maintain a loan account (the "Loan Account") on its books in accordance with the Participant Register to record all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Lender's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender by Borrowers; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers' duty to pay the Obligations. Lender shall render to Borrowers a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month. Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error.

2.9.    Taxes.

(a)    Gross-up for Taxes. All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes. If any Indemnified Taxes are directly asserted against Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys' or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by Lender shall be conclusive and binding absent manifest error.

(b)    Interest and Penalties. If any Borrower or any other applicable Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, such Borrower and the other Loan Parties shall jointly and severally indemnify Lender for any incremental Taxes, interest or penalties and reasonable, out-of-pocket costs and expenses (including attorneys' and tax advisor fees and expenses) that may become payable by Lender (or any of its Affiliates) as a result of any such failure.

(c)    Withholding Documentation. At Administrative Borrower’s request, Lender shall execute and deliver to Borrowers a United States Internal Revenue Service Form W-9.

(d)    Usage of Terms. For the purposes of this Section 2.9 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, "Lender" means Lender and, subject to Section 11.6(b), any Participant.

2.10.    Capital Adequacy. If Lender or any Person controlling Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on Lender's or such controlling Person's capital as a consequence of Lender's obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by Lender, Borrowers shall promptly pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which Lender first made demand therefor (except that, if the occurrence giving rise to such increased cost or reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.11.    Notes. Lender may request that Advances made by it be evidenced by a promissory note (a "Note"). In such event, Borrowers shall prepare, execute and deliver to Lender a Note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender. Thereafter, subject to Section 2.8, the Advances evidenced by such Notes and interest thereon shall at all times be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns) and this Agreement.

3.	REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Advances, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Lender as of the Closing Date, as of the date of the making of each Advance (or other extension of credit), and as of any other date such representations and warranties are deemed made pursuant to the terms of the other Loan Documents, each and all of which shall survive the execution and delivery of this Agreement.

3.1.    Existence and Power; EEA Financial Institution. Each Loan Party and each Subsidiary is, as of the ~~Closing~~First Amendment Effective Date, an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, has the same legal name as it appears in the Organizational Documents of such Loan Party or any Subsidiary and an organizational identification number (if any), in each case as specified (as of the ~~Closing~~First Amendment Effective Date) on Schedule 3.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, "Permits"). Each Loan Party and each Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where such failure could not reasonably be expected to have or result in a Material Adverse Effect, which jurisdictions as of the ~~Closing~~First Amendment Effective Date are specified on Schedule 3.1. Except as set forth on Schedule 3.1, as of the ~~Closing~~First Amendment Effective Date no Loan Party or any Subsidiary has, in the five (5) year period preceding the ~~Closing~~First Amendment Effective Date, had any name other than its current name, or been incorporated or organized under the Laws of any jurisdiction other than its current jurisdiction of incorporation or organization, or been party to any merger, consolidation or other change in structure. No Loan Party nor any Subsidiary thereof is an EEA Financial Institution.

3.2.    Organization and Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents and applicable Law, (c) require no further action by or in respect of, or filing or registration with, or notice to or authorization or approval of, any Governmental Authority, and will not result in creating or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries (except Liens created pursuant to the Loan Documents), and (d) do not violate, conflict with or cause a breach or a default under (i) any Law, (ii) any of the Organizational Documents of any Loan Party or any Subsidiary or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to each of clauses (i) and (iii), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3.    Binding Effect. Each of the Loan Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors' rights generally and by general equitable principles.

3.4.    Capitalization. The issued and outstanding Stock of each Borrower and each other Subsidiary of ASHS as of the ~~Closing~~First Amendment Effective Date is as set forth on Schedule 3.4. All issued and outstanding Stock of each Borrower and each other Subsidiary of ASHS is duly authorized and validly issued, free and clear of all Liens other than those in favor of Lender and, prior to the Closing Date, a pledge of a Lien on the Stock of PBRT Orlando solely to secure ASHS’s obligations under the Prior PBRT Orlando Guaranty, and such Stock was issued in compliance, in all material. respects, with all applicable Laws. The identity of the holders of the Stock of each Borrower and each other Subsidiary of ASHS and the percentage of their actual and fully diluted ownership of the Stock of each Borrower and each other Subsidiary of ASHS, in each case as of the ~~Closing~~First Amendment Effective Date, is set forth on Schedule 3.4. No shares of the Stock of any Borrower or any other Subsidiary of ASHS, other than those described above, are issued and outstanding as of the ~~Closing~~First Amendment Effective Date. Except as set forth on Schedule 3.4, as of the ~~Closing~~First Amendment Effective Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Borrower or other Subsidiary of ASHS of any Stock of such Person.

3.5.    Financial Information.

(a)    Audited Annual Financial Statements. The consolidated balance sheet of ASHS and its Subsidiaries and the related consolidated statements of operations, stockholders' equity and cash flows for the Fiscal Year then ended, in each case reported on by Moss Adams LLP or another independent certified public accounting firm of national standing acceptable to Lender, copies of which have been delivered to Lender from time to time pursuant to the terms of this Agreement (either separately or as part of Form 10-k as described on Annex II), fairly present in all material respects, in conformity with GAAP, the consolidated financial position of ASHS and its Subsidiaries as of such date and its consolidated results of operations, changes in stockholders' equity and cash flows for such period.

(b)    Unaudited Quarterly Financial Statements. The unaudited consolidated (and, for each Loan Party and its Domestic Subsidiaries only, consolidating) balance sheet of ASHS and its Subsidiaries and the related unaudited consolidated (and, for each Loan Party and its Domestic Subsidiaries only, consolidating) statements of operations and cash flows for the applicable period then ended, copies of which have been delivered to Lender from time to time pursuant to the terms of this Agreement (either separately or as part of Form 10-Q as described on Annex II), fairly present in all material respects, in conformity with GAAP, the consolidated (and, for each Loan Party and its Domestic Subsidiaries only, consolidating) financial position of ASHS and ~~their~~ its Subsidiaries as of such date and their consolidated (and, for each Loan Party and its Domestic Subsidiaries only, consolidating) results of operations and cash flows for the Fiscal Quarter then ended (subject to normal year-end adjustments and the absence of footnote disclosures), and such consolidating statements are fairly presented in relation to such consolidated statements.

(c)    Pro Forma Balance Sheet. The pro forma consolidated balance sheet of ASHS and its Subsidiaries as of ~~December 31~~September 30, ~~2020~~2023, a copy of which has been delivered to Lender, fairly presents in all material respects, on a basis consistent with the Financial Statements referred to in Section 7.1, the consolidated financial position of ASHS and its Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the making of any Advances to be made on the ~~Closing~~First Amendment Effective Date, (ii) the application of the proceeds therefrom as contemplated by the Loan Documents, and (iii) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such consolidated balance sheet. As of the date of such balance sheet and the date hereof, no Loan Party nor any of their Subsidiaries had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long term leases or forward or long term commitments, which are not properly reflected on such balance sheet.

(d)    Projections. The Projections delivered as of the ~~Closing~~First Amendment Effective Date have been prepared by the Loan Parties in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the five (5) year period beginning on January 1, ~~2021~~2023, and ending no sooner than the later Stated Maturity Date, on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the Financial Statements described above and the estimates and assumptions stated therein, all of which the Loan Parties believe to be reasonable and fair in light of current conditions and current facts known to any Loan Party and, as of the ~~Closing~~First Amendment Effective Date, reflect the Loan Parties' good faith and reasonable estimates of the future financial performance of ASHS and its consolidated Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

(e)    No Material Adverse Effect. Since December 31, 2020, there has been no Material Adverse Effect.

3.6.    Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its Subsidiaries or any of their respective properties which individually or in the aggregate:

(a)    purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby;

(b)    would reasonably be expected have or to result in, either individually or in the aggregate as to all Loan Parties, a Material Adverse Effect; or

(c)    seek an injunction or other equitable relief which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Loan Party nor any of its Subsidiaries is the subject of an audit or, to each Loan Party's knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Law. Borrowers shall promptly disclose to Lender any changed circumstance or event, which causes any of the representations herein to be inaccurate or untrue.

3.7.    Ownership of Property. Each Loan Party and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, its properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

3.8.    No Default. No Default or Event of Default has occurred and is continuing. No Loan Party nor any of its Subsidiaries is in breach or default, nor has any Loan Party received any notice stating a breach or default may exist, under or with respect to any Material Contract.

3.9.    Labor Matters. As of the ~~Closing~~First Amendment Effective Date, there are no strikes or other labor disputes pending or, to any Loan Party's knowledge, threatened against any Loan Party or any of its Subsidiaries. Hours worked and payments made to the employees of the Loan Parties and their Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Loan Parties and their Subsidiaries, or for which any material claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

3.10.    Regulated Entities. No Loan Party nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company," all within the meaning of the Investment Company Act of 1940.

3.11.    Margin Regulations. None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which could reasonably be expected to cause any of the Advances to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Federal Reserve Board.

3.12.    Compliance With Laws; Anti-Terrorism Laws.

(a)    Laws Generally. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all applicable Laws.

(b)    Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and each of its Subsidiaries and their respective directors, officers and employees and, to the best knowledge of each of Loan Party, their agents, is in compliance in all material respects with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it (collectively, “Sanctions”). No Loan Party and no Subsidiary or Affiliate of a Loan Party, including, to each Loan Party’s knowledge, any director, officer, employee or agent, is an individual or an entity that is (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the "SDN List") with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Law.

(c)    USA Patriot Act. The Loan Parties, each of their Subsidiaries and, to each Loan Party’s knowledge, each of their other Affiliates are in compliance with the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, the USA Patriot Act, and any other federal or state Laws relating to "know your customer" and anti-money laundering rules and regulations. No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)    None of the funds of any Loan Party that are used to repay any obligation under this Agreement or under any other Loan Document shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions.

3.13.    Taxes. All federal, state and all other material Tax returns, reports and statements required to be filed by or on behalf of each Loan Party and each of its Subsidiaries have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party or any such Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Each of the Loan Parties is solely a resident for tax purposes of the United States and has no office, branch or permanent establishment outside of the United States.

3.14.    Compliance with ERISA.

(a)    ERISA Plans. Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and the IRS has issued a favorable determination or opinion letter with respect to each such ERISA Plan which may be relied on currently. No Loan Party nor any of its Subsidiaries has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.

(b)    Pension Plans and Multiemployer Plans. During the thirty-six (36) month period prior to the Closing Date or the making of any Advance, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any of its Subsidiaries and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC. No condition exists or event or transaction has occurred with respect to any ERISA Plan or Multiemployer Plan which could result in the incurrence by any Loan Party or any of its Subsidiaries of any material liability, fine, Tax or penalty. No Loan Party nor any of its Subsidiaries has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan or Multiemployer Plan. Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any of its Subsidiaries, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any of its Subsidiaries or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law. No Loan Party, any of its Subsidiaries or any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan. No Loan Party, any of Subsidiaries or any ERISA Affiliate has received any notice with respect to any Multiemployer Plan, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(c)    ERISA Compliance. No Loan Party is as of the Closing Date, or will become on or after the Closing Date, (a) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (b) a plan or account subject to Section 4975 of the IRC, (c) an entity deemed to hold "plan assets" of any such plans or accounts for purposes of ERISA or the IRC, as determined pursuant to Section 3(42) of ERISA, or (d) a "governmental plan" within the meaning of Section 3(32) of ERISA.

3.15.    Brokers. Except for fees contractually incurred by a Loan Party or any Affiliate of a Loan Party and payable in full on or prior to the Closing Date, no Loan Party nor any Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder's or brokerage fees in connection with any Loan Document.

3.16.    Material Contracts. Except for (i) the Contracts listed on Schedule 3.16 (the “Designated Material Contracts”), (ii) the Organizational Documents of each Loan Party, and (iii) the Loan Documents, as of the ~~Closing~~First Amendment Effective Date no Loan Party is party to any Material Contracts.

3.17.    Environmental Compliance.

(a)    Hazardous Materials. Except in each case as set forth on Schedule 3.17, (i) no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Loan Party or any if its Subsidiaries or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Loan Parties which could reasonably be expected to have or result in a Material Adverse Effect; (ii) no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (iii) all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Loan Party or any of its Subsidiaries under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary.

(b)    Notices Regarding Environmental Compliance. Except in each case as set forth on Schedule 3.17, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, and no penalty has been assessed and no investigation or review is pending, or to any Loan Party's knowledge, threatened by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by any Loan Party or any of its Subsidiaries to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials.

(c)    Properties Requiring Remediation. Except in each case as set forth on Schedule 3.17, no property now owned or leased by any Loan Party or any of its Subsidiaries and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party, to or any of its Subsidiaries which any such Loan Party or Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to any Loan Party's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any of its Subsidiaries for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA.

(d)    Environmental Liens. Except in each case as set forth on Schedule 3.17, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or, to any Loan Party’s knowledge, leased by any Loan Party or any of its Subsidiaries, and no actions by any Governmental Authority have been taken or, to the knowledge of any Loan Party, are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.17, each Loan Party and each of its Subsidiaries shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Loan Party.

3.18.    Intellectual Property. Except as set forth on Schedule 3.18, each Loan Party owns, is licensed to use, or otherwise has the right to use all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party. All Intellectual Property of the Loan Parties and their Subsidiaries existing as of the ~~Closing~~First Amendment Effective Date and registered with any United States Governmental Authority is set forth on Schedule 3.18. All Intellectual Property that is material to any Loan Party’s conduct or operation of its business or its ownership and use of its properties and assets is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. To each Loan Party's knowledge, each Loan Party and each of its Subsidiaries conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party or any of its Subsidiaries except as could not reasonably be expected to have or result in a Material Adverse Effect.

3.19.    Real Property Interests. Except for leasehold interests and ownership or other interests set forth on Schedule 3.19, no Loan Party or Subsidiary has, as of the ~~Closing~~First Amendment Effective Date, any ownership, leasehold or other interest in real property.

3.20.    Full Disclosure. None of the written information (financial or otherwise) (other than the Projections referred to below and information of a general economic or industry nature) furnished by or on behalf of any Loan Party or any of its Subsidiaries to Lender pursuant to the Loan Documents (as modified or supplemented by other information so furnished) or in connection with the consummation of the transactions contemplated by the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein (after giving effect to all supplements and updates thereto so furnished) not misleading in light of the circumstances under which such statements were made. All Projections delivered to Lender have been prepared on the basis of the assumptions stated therein. Such Projections represent the Loan Parties' best estimate of the future financial performance of the Loan Parties and their Subsidiaries and such assumptions are believed by the Loan Parties to be fair and reasonable in light of current business conditions believed to be reasonable at the time made or delivered; provided, that the Loan Parties can give no assurance that such Projections will be attained and the actual results may differ from the forecasted results in such Projections and such differences may be material. As of the ~~Closing~~First Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

3.21.    [Reserved].

3.22.    Deposit Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the ~~Closing~~First Amendment Effective Date and correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23.    [Reserved].

3.24.    [Reserved].

3.25.    Solvency. Both before and after giving effect to, as applicable with respect to any date of determination pursuant to the terms of this Agreement: (a) the Advances to be made or incurred on the Closing Date or such other date as Advances requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrowers, (c) the Refinancing, and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.

3.26         Representations and Warranties in Loan Documents. All representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects as of the date of this Agreement, the Closing Date, the date of making of each Advance and as of any date that any Loan Party is expressly obligated to confirm the same under this Agreement or any other Loan Document.

4.	AFFIRMATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:

4.1.    Maintenance of Existence and Conduct of Business. Except as otherwise expressly permitted herein, each Loan Party shall and shall cause its Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or reasonably appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate (or, as applicable, limited liability company or other organizational) and trade names as are set forth in Schedule 4.1 (or otherwise set forth in any relevant joinder documentation or otherwise notified to Lender in writing).

4.2.    Payment of Charges.

(a)    Subject to Section 4.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to Tax, social security and unemployment withholding with respect to its employees.

(b)    Each Loan Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 4.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Loan Party in accordance with GAAP, (ii) no consensual Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations, (iii) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iv) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (v) such Loan Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence reasonably acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this Section 4.2(b) are no longer met.

4.3.    Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting in all material respects all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to Lender on or prior to the Closing Date.

4.4.    Insurance; Damage to or Destruction of Collateral.

(a)    The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain the policies of insurance in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Lender. Such policies of insurance (or the lender's loss payable and additional insured endorsements delivered to Lender) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days (or ten (10) days in the case of the non-payment of any premium) prior written notice to Lender in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Loan Party or any such Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Lender deems advisable. Lender shall have no obligation to obtain insurance for any Loan Party or any such Subsidiary or pay any premiums therefor. By doing so, Lender shall not be deemed to have waived any Default or Event of Default arising from the failure of such Loan Party or Subsidiary to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Lender and shall be additional Obligations hereunder secured by the Collateral.

(b)    Each Loan Party shall deliver to Lender, in form and substance reasonably satisfactory to Lender, endorsements to (i) all special form ("all risk") and business interruption insurance naming Lender as lender loss payee, and (ii) all general liability and other liability policies naming Lender as additional insured. Each Loan Party irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender), so long as any Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $250,000, as each Loan Party's true and lawful attorney in fact for the purpose of making, settling and adjusting claims under such special form policies of insurance, endorsing the name of each Loan Party on any check or other item of payment for the proceeds of such special form policies of insurance and for making all determinations and decisions with respect to such special form policies of insurance. Lender shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Loan Parties shall promptly notify Lender of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance.

4.5.    Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each of its Subsidiaries will comply with commercially reasonable requests by Lender for information or documentation necessary to ensure that each Loan Party and each of its Subsidiaries is compliant with any applicable federal or state laws and not engaged in any act or omission that would cause Lender to be in breach of any applicable Law.

4.6.    [Reserved].

4.7.    [Reserved].

4.8.    Environmental Matters. Each Loan Party shall and shall cause each of its Subsidiaries to (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are necessary or reasonably appropriate to maintain the value and marketability of the Real Estate or to otherwise comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Lender promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $100,000;and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Loan Party shall, upon Lender’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Loan Parties' expense, as Lender may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Lender and shall be in form and substance reasonably acceptable to Lender, and (ii) permit Lender or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Lender deems appropriate, including subsurface sampling of soil and groundwater. The Loan Parties shall reimburse Lender for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

4.9.    Cash Management Systems. On or prior to the Closing Date, the Loan Parties will establish and will maintain until the Termination Date, the cash management systems described on Annex I (the "Cash Management Systems").

4.10.    Maintenance of Property

; Material Contracts. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Loan Parties will notify Lender in writing, within five (5) Business Days after the earlier of when a Loan Party learns, or is notified of the occurrence, of any breach by a Loan Party of, a notice of termination or acceleration of, or any demand for adequate assurances under, any Material Contract.

4.11.    Inspection of Property and Books and Records; Appraisals. Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times during the continuance thereof): (i) provide access to such property to Lender and any of its Related Persons, as frequently as Lender determines to be appropriate; and (ii) permit Lender and any of its Related Persons to audit, inspect and make extracts and copies from all of such Loan Party's books and records, and evaluate and make physical verifications of the Collateral in any manner and through any medium that Lender considers reasonably advisable, in each instance, at the Loan Parties' expense; provided, the Loan Parties shall only be obligated to reimburse Lender for the expenses for one (1) such audits and inspections per year or more frequently if an Event of Default has occurred and is continuing.

4.12.    Use of Proceeds. Borrowers shall use the proceeds of (a) Revolving Loan Advances solely (i) to pay costs and expenses required to be paid pursuant to Section 10.1 and (ii) for working capital, capital expenditures and other general corporate and, as applicable, limited liability company purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents, (b) the Term Loan solely (A) to refinance, on the Closing Date, the Closing Date Prior Lender Debt and to pay costs and expenses incurred in connection therewith, and (B) for working capital, capital expenditures and other general corporate and, as applicable, limited liability company purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents, ~~and~~ (c) the Delayed Draw Term Loan solely (1) to refinance the Prior PBRT Orlando Debt and to pay costs and expenses incurred in connection therewith, and (2) for working capital, capital expenditures and other general corporate and, as applicable, limited liability company purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents, and (d) the Supplemental Term Loan solely to finance certain equipment to be used by Puebla in its operations and other related transaction costs.

4.13.    Further Assurances.

(a)    Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports (other than the Projections and information of a general economic or industry nature) furnished to Lender do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Lender and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)    Promptly upon reasonable request by Lender, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as Lender may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to assure, convey, grant, assign, transfer, preserve, protect and confirm to Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document.

(c)    Furthermore and except as otherwise approved in writing by Lender, each Loan Party shall pledge all of the Stock of each of the Subsidiaries directly owned by it to Lender to secure the Obligations, concurrently with such Loan Party becoming a Loan Party; provided, that such percentage of the outstanding voting Stock of any Foreign Subsidiary or Excluded Domestic Holdco shall be reduced to sixty-five percent (65%) if a greater percentage shall result in material U.S. adverse tax consequences. In connection with each pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Lender, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

5.	NEGATIVE COVENANTS

Each Loan Party jointly and severally agrees that from and after the date hereof until the Termination Date:

5.1.    Asset Dispositions, Etc. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division or otherwise dispose of (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse), other than:

(a)    dispositions in the Ordinary Course of Business to any Person other than an Affiliate of a Loan Party, of (i) Inventory (provided, however, that a sale in the Ordinary Course of Business will not include a transfer in total or partial satisfaction of any liabilities) or (ii) worn‑out or surplus Equipment having a book value not exceeding $750,000 in the aggregate in any Fiscal Year as to all Loan Parties and subject to the provisions of Section 2.2(d)(ii);

(b)    dispositions (other than of the Stock of any Subsidiary of any Loan Party) not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of net proceeds of such disposition is made if and to the extent required by Section 2.2(d); provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than seventy-five percent (75%) of the aggregate consideration for such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $1,250,000;

(c)    (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents; and

(d)    Dispositions of less than twenty percent (20%), on a fully diluted aggregate basis, of the Stock of (i) GKC S.A. and (ii) any other direct or indirect Subsidiary of GKF, in each case to a physician investor group or similar type of purchaser or transferee.

5.2.    Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 5.2, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, other than:

(a)    Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party or Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the Ordinary Course of Business, consistent with past practices;

(b)    existing Investments in (i) its Subsidiaries made as of the Closing Date and in (ii) Puebla as of the First Amendment Effective Date;

(c)    (i) Investments in any Loan Party by any Borrower or any other Loan Party in the form of an intercompany loan permitted by Section 5.3(f) evidenced by an Intercompany Note; (ii) Investments by Borrower or any other Loan Party in any non-wholly-owned Domestic Subsidiary that is not a Loan Party in the form of an intercompany loan permitted by Section 5.3(f) evidenced by an Intercompany Note: provided that (A) (as calculated without duplication) the amount of all Investments made since the Closing Date pursuant to this clause (ii) will not exceed, in the aggregate, $3,000,000, (B) no Default or Event of Default would occur and be continuing after giving effect to any such proposed Investment, (C) Borrowers shall be in compliance with each of its financial covenants set forth in Section 6.1 on a pro forma basis after giving effect to the making of such proposed Investment, and (D) Lender shall have received such other documents, instruments and agreements as Lender shall reasonably request (including, if requested, acknowledgments and consents executed by third-party owners of Stock in such non-wholly-owned Subsidiaries) in connection with the funding of such proposed intercompany loan, each in form and substance reasonably satisfactory to Lender; and (iii) Investments by Borrower or any other Loan Party in any wholly-owned Domestic Subsidiary that is not a Loan Party in the form of an intercompany loan permitted by Section 5.3(f) evidenced by an Intercompany Note: provided that (A) (as calculated without duplication) the amount of all Investments made since the Closing Date pursuant to the preceding clause (ii) and this clause (iii) will not exceed, in the aggregate, $7,000,000, (B) no Default or Event of Default would occur and be continuing after giving effect to any such proposed Investment, and (C) Borrowers shall be in compliance with each of its financial covenants set forth in Section 6.1 on a pro forma basis after giving effect to the making of such proposed Investment.

(d)    Investments in cash and Cash Equivalents; and

(e)    other Investments not exceeding $2,000,000 in the aggregate for all of the Loan Parties at any time outstanding.

5.3.    Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a)    Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 5.7(c);

(b)    the Advances and the other Obligations;

(c)    unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law;

(d)    existing Indebtedness described on Schedule 5.3 and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except for increases by any amount necessary to cover reasonable fees and expenses incurred in connection therewith) or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable (except for any increase in interest or fee rates to then-market rates) to any Loan Party or Lender, as determined by Lender, than the terms of the Indebtedness being refinanced, amended or modified;

(e)    to the extent constituting Indebtedness, Contingent Obligations permitted pursuant to Section 5.6;

(f)    Indebtedness constituting intercompany loans among Loan Parties and/or any of their Subsidiaries; provided that (i) such Indebtedness is unsecured, (ii) such Indebtedness to the extent held by a Loan Party is evidenced by one or more promissory demand notes (collectively, the "Intercompany Notes"), which Intercompany Notes shall be in form and substance reasonably satisfactory to Lender and shall be pledged and delivered to Lender pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (iii) Administrative Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Lender; (iv) the obligations of each Loan Party under any such Intercompany Notes shall be subordinated to the Obligations in a manner reasonably satisfactory to Lender; (v) at the time any such intercompany loan or advance is made by any Borrower and after giving effect thereto, such Borrower shall be Solvent; and (vi) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan;

(g)    Indebtedness owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)    Indebtedness of any Loan Party or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;

(i)    the Holdco GKC Debt; and

(j)    other unsecured Indebtedness not to exceed $500,000 in the aggregate outstanding at any time.

5.4.    Employee Loans and Affiliate Transactions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of such Loan Party or of any such Subsidiary, other than:

(a)    as expressly permitted by this Agreement;

(b)    in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of Borrower or such Subsidiary and which are disclosed in writing to Lender, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 5.3(i), 5.4(c) and 5.4(d);

(c)    loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other purposes in the Ordinary Course of Business not to exceed $100,000 in the aggregate outstanding at any time as to all Loan Parties;

(d)    transactions with Affiliates existing as of the Closing Date and described in Schedule 5.4; and

(e)    non-cash loans or advances made by ASHS to employees of Loan Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of ASHS.

5.5.    Capital Structure and Business. Except as expressly permitted under Section 5.8 or Section 5.13, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any changes in its equity structure or amend any of its Organizational Documents (exclusive of nonmaterial administrative amendments), in each case could not (individually or collectively with all such prior changes or amendments since the Closing Date) reasonably be expected to adversely affect (in any material respect) any Loan Party’s ability to perform its payment and other obligations hereunder or under any of the other Loan Documents or Lender’s ability to enforce its rights and remedies hereunder or under any of the other Loan Documents. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by ASHS and its Subsidiaries on the Closing Date and means any business that is reasonably related, ancillary or complementary to the businesses of ASHS and its Subsidiaries on the Closing Date.

5.6.    Contingent Obligations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Contingent Obligations, other than in respect of the Obligations and:

(a)    endorsements for collection or deposit in the Ordinary Course of Business;

(b)    Rate Contract Obligations under Swap Contracts entered into in the ordinary course of business and providing protection to the Loan Parties ad their Subsidiaries against fluctuations in interest rates or foreign exchange or other currency values in connection with any Loan Party’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Swap Contracts are bona fide hedging activities and are not for speculative purposes;

(c)    Contingent Obligations of the Loan Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.6, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Loan Parties and their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)    Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Lender title insurance policies;

(e)    Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.1(b);

(f)    Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Loan Party (other than ASHS), which obligations are otherwise permitted hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(g)    Contingent Obligations of GKF and GKC S.A. under the Holdco GKC Debt Guaranty not to exceed the amount of the Holdco GKC Debt;

(h)    Contingent Obligations of ASHS and GKF to guaranty Indebtedness of Foreign Subsidiaries permitted by Section 5.3(a); and

(i)    Contingent Obligations of the Loan Parties under the Loan Documents.

5.7.    Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired), other than the following (collectively, “Permitted Liens”):

(a)    Permitted Encumbrances;

(b)    Liens in existence on the date hereof and summarized on Schedule 5.7 securing Indebtedness described on Schedule 5.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount so secured is not increased and the Lien does not attach to any other property;

(c)    Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Loan Party and its Subsidiaries in the Ordinary Course of Business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $3,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the Equipment and Fixtures subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); and

(d)    the Lien created by the Holdco GKC Pledge Agreement on the Stock of Holdco GKC to secure the Contingent Obligations of GKF permitted by Section 5.6(g) and the Liens created by the other Holdco GKC Loan Documents on assets of Holdco GKC and GKC S.A. to secure the Indebtedness permitted by Section 5.3(i).

In addition, no Loan Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Lender as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses permitted hereunder which prohibit Liens solely upon the assets that are subject thereto.

5.8.    Consolidations and Mergers. No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, except (a) as expressly permitted by Section 5.1 and (b) upon not less than fifteen (15) Business Days prior written notice to Lender (or such lesser period of time as Lender may agree in its reasonable discretion), (i) any Subsidiary of any Borrower may merge with, dissolve or liquidate into (in each case in accordance with applicable Law) such Borrower or a Wholly-Owned Subsidiary of such Borrower which is a Domestic Subsidiary; provided, that (A) such Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity (and such Borrower shall be the continuing or surviving entity if such Borrower is a party to such transaction), (B) Borrowers provide Lender with copies of all applicable documentation relating thereto, and (C) all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Lender shall have been completed and (ii) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary; provided, that the Loan Parties provide Lender with copies of all applicable documentation relating thereto.

5.9.    ERISA. No Loan Party shall, nor shall cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in Taxes, penalties and other liability in excess of $500,000 in the aggregate.

5.10.    Hazardous Materials. No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than, in the cases of each of the preceding clauses (a) and (b), such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

5.11.    Sale Leasebacks. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.12.    Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments, other than:

(a)    each Subsidiary of a Loan Party may make Restricted Payments to such Loan Party and to wholly-owned Subsidiaries of such Loan Party (and, in the case of a Restricted Payment by a non‑wholly owned Subsidiary, to such Loan Party and any Subsidiary of such Loan Party and to each other owner of Stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)    in the event the Loan Parties (determined exclusive of ASHS) file a consolidated, combined, unitary or similar type income tax return with ASHS, such Loan Parties may make distributions to ASHS to permit ASHS to pay Taxes and other similar licensing expenses incurred in the Ordinary Course of Business; provided, that the amount of such distribution shall not be greater than the amount of such Taxes or expenses that would have been due and payable by such Loan Parties and their relevant Subsidiaries had such Loan Parties not filed a consolidated, combined, unitary or similar type return with ASHS;

(c)    ASHS may redeem, repurchase or otherwise acquire for value outstanding shares of ASHS’s common stock (or options, warrants or other rights to acquire such common stock) following the death, disability, retirement or termination of employment of officers, directors or employees of ASHS or any of its Subsidiaries; provided that (i) the aggregate amount of all such redemptions and repurchases pursuant to this Section 5.12(c) will not exceed $2,000,000 in any Fiscal Year, (ii) at the time of any such redemption or repurchase, no Default or Event of Default shall have occurred and be continuing or shall result from such Restricted Payment, and (iii) after giving effect to such Restricted Payment, the Loan Parties are in compliance on a pro forma basis with the covenants set forth on Annex III to this Agreement, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(d)    ASHS may pay Dividends on its outstanding Stock in cash in lieu of issuing fractional shares of Stock of ASHS or as payments to dissenting Stockholders pursuant to applicable Law in connection with a transaction permitted by this Agreement;

(e)    ASHS may declare and pay Dividends on its outstanding Stock consisting solely of Stock of ASHS otherwise permitted to be issued under this Agreement, whether in connection with a stock split of the common stock issued by ASHS or otherwise;

(f)    ASHS may redeem, retire, purchase or otherwise acquire for value outstanding Stock of ASHS tendered by the holder thereof in payment of withholding or other taxes relating to the vesting, delivery, exercise, exchange or conversion of stock options, restricted stock, restricted stock units, warrants or other Stock of ASHS;

(g)    ASHS may purchase, redeem or otherwise acquire for cash any outstanding Stock of ASHS so long as (i) no Default or Event of Default has occurred and is continuing at the time of such purchase, redemption or acquisition or would result therefrom and (ii) the consideration therefor consists solely of proceeds received by ASHS from a substantially concurrent issuance or sale of its common Stock (including an issuance or sale of shares of its common equity interests in connection with the exercise of options or warrants); and

(h)    ASHS may declare and pay Dividends in cash in an aggregate amount of up to $700,000 in any Fiscal Year so long as (i) no more than $175,000 is paid in any Fiscal Quarter, (ii) no Default or Event of Default has occurred and is continuing or will result from such Restricted Payment, and (iii) after giving effect to such Restricted Payment, the Loan Parties are in compliance on a pro forma basis with the covenants set forth on Annex III to this Agreement, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered.

5.13.    Change of Corporate Name or Location; Change of Fiscal Year. No Loan Party shall, nor shall it permit any of its Domestic Subsidiaries to, (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, business offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, unless in each case (i) at least thirty (30) days prior written notice (or such later notice as is acceptable to Lender in its reasonable discretion) is given by such Loan Party to Lender and Lender has provided written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, has been completed or taken, (ii) the priority of all Liens in favor of Lender is not adversely affected, and (iii) any such new location shall be in the continental United States. No Loan Party shall permit any of its Foreign Subsidiaries to (1) change its name as it appears in official filings in the jurisdiction of its incorporation or other organization, (2) change its chief executive office or principal place of business, (3) change the type of entity that it is, or (4) change its jurisdiction of incorporation or organization, unless in each case prior written notice (or such later notice as is acceptable to Lender in its reasonable discretion) is given by such Loan Party to Lender. No Loan Party shall change its Fiscal Year without Lender’s prior written consent.

5.14.    No Restriction on Distributions; No Negative Pledges. Except pursuant to the Loan Documents, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of ASHS or any of its Subsidiaries to pay dividends or make any other distribution on any of the Stock of such Loan Party or Subsidiary. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Lender, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 5.7(c) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

5.15.    Amendments to Material Contracts. No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend, supplement, waive or otherwise modify any provision of, any Material Contracts in a manner which could reasonably be expected to have a Material Adverse Effect.

5.16.    [Reserved].

5.17.    Margin Stock; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.

5.18.    Sanctions; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Section 3.12. No Loan Party will, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances).

5.19.    Prepayments of Other Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Liens if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) a refinancing of Indebtedness permitted under Section 5.3(d), (d) prepayments of other Indebtedness so long as no Default or Event of Default would occur and be continuing after giving effect to any such proposed prepayment, and (e) prepayment of intercompany Indebtedness owing by a Loan Party to another Loan Party, to the extent such intercompany Indebtedness is expressly permitted by this Agreement and by any subordination provisions applicable to such intercompany Indebtedness.

6.	FINANCIAL COVENANTS

6.1.    Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants. For clarity, the calculation of the financial covenants shall be for ASHS and its Domestic Subsidiaries on a consolidated basis.

7.	FINANCIAL STATEMENTS AND INFORMATION

7.1.    Reports and Notices. Each Loan Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex II to this Agreement.

7.2.    Communication with Accountants. Each Loan Party executing this Agreement authorizes Lender to communicate directly with its independent certified public accountants, including Moss Adams LLP, and authorizes and shall instruct those accountants and advisors to communicate to Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.

8.	CONDITIONS PRECEDENT.

8.1.    Conditions to the Initial Advances. Lender shall not be obligated to make any Advance on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Lender, or waived in writing by Lender in accordance with Section 11.5:

(a)    Credit Agreement; Loan Documents. This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by, and delivered to, Borrowers, each other Loan Party, and Lender; and Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Lender.

(b)    Approvals. Lender shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities and all third-party owners of the Stock of any Loan Party (including GKV Investments, Inc., as the minority owner of the outstanding Stock in GKF) to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer's certificate in form and substance reasonably satisfactory to Lender affirming that no such consents or approvals are required.

(c)    Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.3(e), and shall have reimbursed Lender for all Fees, costs and expenses of closing presented as of the Closing Date.

(d)    Capital Structure: Other Indebtedness. The capital structure of each Loan Party and each of its Subsidiaries and the terms and conditions of all Indebtedness of each Loan Party and each such Subsidiary shall be acceptable to Lender in its sole discretion.

(e)    KYC Information; Beneficial Ownership. Lender shall have received (i) documentation and other information reasonably requested by Lender in order to comply with applicable law, including the USA PATRIOT Act, and (ii) to the extent any Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification for such Borrower.

(f)    Insurance. Lender shall have received certificates of insurance (forms ACORD 25 and ACORD 27), along with endorsements naming Lender as lender loss payee or additional insured, as applicable, evidencing insurance meeting the requirements set forth in this Agreement or in the Security Agreement or otherwise as reasonably required by Lender.

(g)    Payoff of Closing Date Prior Lender Debt. Lender shall have received a duly executed payoff letter in form and substance reasonably satisfactory to Lender from each of the holders of the Closing Date Prior Lender Debt, as well as concurrent evidence that, upon receipt of the payoff amounts provided for therein, the Closing Date Prior Lender Debt will be terminated, all amounts under the Closing Date Prior Lender Debt will be paid in full and that the Liens securing the Closing Date Prior Lender Debt will be terminated.

(h)    Payoff of Prior PBRT Orlando Debt. Lender shall have received a duly executed payoff letter in form and substance satisfactory to Lender from each of the holder(s) of the Prior PBRT Orlando Debt, as well as concurrent evidence that, upon receipt of the payoff amount provided for therein, the Prior PBRT Orlando Debt will be terminated, all amounts under the Prior PBRT Orlando Debt will be paid in full and that the Liens securing the Prior PBRT Orlando Debt will be terminated.

(i)    Due Diligence. Lender shall have completed its business and legal due diligence, with results reasonably satisfactory to Lender.

8.2.    Further Conditions to Advances. Lender shall not be obligated to fund any Advance if, as of the date thereof:

(a)    any representation or warranty by any Loan Party contained herein or in any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement;

(b)    any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance;

(c)    after giving effect to any Advance, the outstanding aggregate amount of the Revolving Exposure would exceed the Revolving Loan Commitment;

(d)    an event shall have occurred, or a condition shall exist, which has or could be reasonably expected to have a Material Adverse Effect; or

(e)    the request and acceptance by Borrowers of the proceeds of any Advance shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Lender’s Liens on the Collateral pursuant to the Collateral Documents.

8.3.    Further Conditions to GKF Revolving Advances. In addition to, and without limitation of, Sections 8.1 and 8.2, Lender shall not be obligated to make GKF Revolving Advances in accordance with Section 2.1(a) unless and until the following further condition has been satisfied or provided for in a manner reasonably satisfactory to Lender, or waived in writing by Lender in accordance with Section 11.5:

(a)    Intercompany Note. In the event any of the proceeds of the GKF Revolving Advance are to be used by GKF to make an intercompany advance to any of its Subsidiaries, Lender shall have received an original Intercompany Note, duly executed by GKF, as payee, and such Subsidiary(ies) as payor(s), and indorsed in favor of Lender.

(b)    Payoff Letters. In the event any of the proceeds of the GKF Revolving Advance are to be used by GKF to make an intercompany advance to any of its Subsidiaries to refinance or otherwise payoff any existing Indebtedness, Lender shall have received a duly executed payoff letter in form and substance satisfactory to Lender from each of the holder(s) of such Indebtedness, as well as concurrent evidence that such Indebtedness will be paid in full and terminated and that any Liens securing such Indebtedness will be terminated.

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1.    Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor and whether or not caused by or within the control of any Loan Party) shall constitute an "Event of Default" hereunder:

(a)    Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Advance outstanding hereunder or under any Note, including any failure to cure any Overadvance in accordance with Section 2.2(d)(i), and (ii) within three (3) Business Days after the same becomes due, any interest on any ~~Loan~~Advance, any Fee, or any other amount due hereunder or under any other Loan Document, including any reimbursement of Lender for any expense reimbursable hereunder or under any other Loan Document following Lender’s demand for such reimbursement or payment of expenses; or

(b)    Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 3.12, 4.1, 4.4, 4.5, 4.12, 5, 6 or any of the provisions set forth in Annexes I or III to this Agreement; or

(c)    Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Section 7.1 or any provisions set forth in Annex II to this Agreement, and the same shall remain unremedied for five (5) Business Days or more; provided, however, that the Loan Parties shall not have the right to cure any default under Section 7.1 or any provision set forth in Annex II if any default under Section 7.1 or Annex II has occurred more than three (3) times in any twelve (12) month period; or

(d)    Any Loan Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for thirty (30) days or more; provided, however, that such 30-day cure period shall not apply to (i) a breach of any provision that cannot be cured or (ii) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or

(e)    A default or breach occurs under any agreement, document or instrument to which any Loan Party is a party (determined exclusive of the Loan Documents) that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Contingent Obligations (determined exclusive of the Obligations) of any Loan Party and the aggregate principal amount of such Indebtedness or Contingent Obligation is in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Contingent Obligations or a trustee to cause, Indebtedness or Contingent Obligations or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee; or

(f)    Any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate made or delivered to Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or

(g)    Assets of any Loan Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for thirty (30) days or more; or

(h)    A case or proceeding is commenced against any Loan Party seeking a decree or order in respect of such Loan Party (i) under any Debtor Relief Law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party's assets, or (iii) ordering the winding up or liquidation of the affairs of such Loan Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or

(i)    Any Loan Party (i) files a petition seeking relief under any Debtor Relief Law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party's assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(j)    (i) A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time are outstanding against one or more of the Loan Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, (ii) any action shall be taken by a judgment creditor to attach or levy upon any property of any Loan Party to enforce any such judgment under clause (i) above obtained against a Loan Party, or (iii) any Loan Party shall fail within thirty (30) days after the entry thereof to discharge or stay pending appeal one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(k)    Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as otherwise expressly permitted herein or therein) in any of the Collateral purported to be covered thereby; or

(l)    Any Change of Control occurs; or

(m)    any default or breach by any Loan Party occurs and is continuing under any Material Contract (in each case beyond any applicable notice or cure period therefor), affording any other party to such Material Contract to terminate or otherwise exercise material remedies with respect to such Material Contract, or any Material Contract shall be terminated prior to its stated termination date for any reason (other than the prepayment or payment in full of all monetary obligations thereunder).

9.2.    Remedies.

(a)    If any Event of Default has occurred and is continuing, Lender may, without notice, suspend the Revolving Loan Commitment with respect to additional Revolving Loan Advances. If any Event of Default has occurred and is continuing, Lender may, without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances to the Default Rate.

(b)    If any Event of Default has occurred and is continuing, Lender may, without notice: (i) terminate the Revolving Loan Commitment with respect to further Revolving Loan Advances; (ii) declare all or any portion of the Obligations, including all or any portion of any Advance to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which, to the fullest extent permitted by applicable Law, are expressly waived by Borrower and each other Loan Party; or (iii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), the Revolving Loan Commitment shall be immediately terminated and all of the Obligations, including the Advances, shall become immediately due and payable without declaration, notice or demand by any Person.

(c)    At the election of Lender, after the occurrence of an Event of Default and for so long as it continues, the Tranche Rate election will not be available to Borrowers and as the Interest Periods for Tranche Rate Loans then in effect expire, such Advances shall be converted into Base Rate Loans.

(d)    ~~(c)~~ During the continuance of any Event of Default, Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by Lender or any of Lender's Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by Lender or any of Lender's Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations. Each Loan Party agrees, to the fullest extent permitted by Law, that Lender and any of Lender's Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.

9.3.    Application of Proceeds.

(a)    After Event of Default. Notwithstanding anything to the contrary contained in this Agreement, during the continuance of an Event of Default, each Loan Party waives the right to direct the application of any and all payments at any time or times thereafter during the continuance of such Event of Default received by Lender from or on behalf of Borrowers or any Guarantor of all or any part of the Obligations and any and all proceeds of Collateral received by Lender, and, as between the Loan Parties on the one hand and Lender on the other, Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations and any and all proceeds of Collateral received by Lender in such manner as Lender may deem advisable notwithstanding any previous application by Lender.

(b)    Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrowers or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.4.    Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

10.	EXPENSES AND INDEMNITY

10.1.    Expenses. Each Loan Party hereby jointly and severally agrees to promptly pay (i) all reasonable actual costs and out of pocket expenses of Lender (including the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, Lender) in connection with the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents, in connection with the performance by Lender of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents, including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Lender (including title investigations, Uniform Commercial Code searches, fixture filing searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons), and (C) subject to Section 4.11, any appraisals and any internal audit reviews and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Lender for its examiners or charged to Lender by third-party examiners)), (ii) without limitation of the preceding clause (i), all reasonable actual costs and out-of-pocket expenses of Lender in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out-of-pocket expenses of Lender in connection with (A) any Litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out-of-pocket expenses incurred by Lender in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents, provided, that to the extent that the actual costs and expenses referred to in this clause (iv) consist of reasonable fees, costs and expenses of counsel, Borrowers shall be obligated to pay such reasonable fees, costs and expenses for counsel to Lender and local counsel to Lender in each relevant jurisdiction.

10.2.    Indemnity. Each Loan Party hereby agrees to indemnify, pay and hold harmless Lender and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Lender (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party or any of its Subsidiaries or Affiliates of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party or any of its Subsidiaries or Affiliates, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS IN THIS SECTION 10.2 THAT APPLY TO, AND EACH LOAN PARTY HEREBY ACKNOWLEDGES AND AGREES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO, ANY LOSSES, DAMAGES AND LIABILITIES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF LENDER OR ANY OTHER INDEMNITEE UNDER THIS SECTION 10.2.

11.	MISCELLANEOUS

11.1.    Survival. All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.5(e), 2.9, 2.10, 10, and 11 shall survive the payment of the Obligations and any termination of this Agreement.

11.2.    No Waivers. No failure or delay by Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the "continuing" nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.

11.3.    Notices.

(a)    All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e‑mail, electronic submissions or similar writing, but not facsimile transmission) and shall be given to such party at its address or e‑mail address set forth on the signature pages hereof or at such other address or e‑mail address as such party may hereafter specify for the purpose by notice to Lender and Administrative Borrower; provided, that notices, requests or other communications shall be permitted by e‑mail or other electronic submissions only in accordance with the provisions of Section 11.3(b). Each such notice, request or other communication shall be effective (i) if given by e‑mail or other electronic submissions, as set forth in Section 11.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 11.3.

(b)    Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Lender that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing or any notices regarding request for Advances hereunder shall be delivered or furnished by Administrative Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to Lender from time to time in its sole discretion.

(c)    Unless Lender otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e‑mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

11.4.    Severability. In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.5.    Amendments and Waivers. No provision of this Agreement or any other Loan Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by each Borrower and Lender. Notwithstanding the foregoing, each Borrower and each of the other Loan Parties hereby authorize Lender to (i) correct any patent (or scrivener’s) errors or other erroneous content in the Loan Documents, (ii) date any dates and fill in any blanks or other missing content in any of the Loan Documents, and (iii) replace or substitute pages, as applicable, in each Loan Document that were changed to correct such errors or fill in such dates, missing content or blanks (each a "Corrected Document"), in each case, without the need for a written amendment signed by the parties; provided that Lender shall promptly send a copy of any such Corrected Document to Administrative Borrower (which copy may be given by electronic mail). Without limiting the generality of any of the foregoing, each Borrower further covenants that it shall, and shall cause each of the other Loan Parties to, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered (or, as applicable, re-execute, re-acknowledge and re-deliver), (A) each agreement, instrument or other document that was incorrectly drafted and signed at the Closing Date and (B) all such further assurances and other agreements, instruments or documents, and take or cause to be taken all such other actions, as Lender shall request from time to time to permit Lender to evidence or give effect to the express terms and conditions of this Agreement and the other Loan Documents and any of the transactions contemplated hereby, including to perfect (or continue the perfection of) and protect Lender’s Liens upon the Collateral, and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement.

11.6.    Assignments; Participations.

(a)    Assignments. Without obtaining any consent of any Loan Party, Lender (and any subsequent assignee of Lender) may (i) transfer and assign all or any of its rights or delegate any or all of its duties under this Agreement and/or the other Loan Documents, or (ii) grant participations in the Advances to Participants in accordance with Section 11.6(b). Subject to the confidentiality provisions of Section 11.8, Lender may, without obtaining any consent of any Loan Party, disclose to all prospective and actual assignees and Participants all financial, business and other information about the Loan Parties which Lender may possess at any time. For the avoidance of doubt, Lender may, without obtaining any consent of any Loan Party, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

(b)    Participations. Lender may at any time, without the consent of, or notice to, Borrowers, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a "Participant"). In the event of a sale by Lender of a participating interest to a Participant, (i) Lender's obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder, and (iii) all amounts payable by Borrowers shall be determined as if Lender had not sold such participation and shall be paid directly to Lender, provided, however, notwithstanding the foregoing, Borrowers hereby agree that each Participant shall be entitled to the benefits of Section 2.10 and the requirements under Section 2.9(c) (it being understood that the documentation required under Section 2.9(c) shall be delivered to Lender) to the same extent as if it were Lender; provided, further, a Participant shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law, regulation ruling, treaty or other action or doctrine of a Governmental Authority that occurs after the date the Participant acquired the applicable participation. Each Borrower acknowledges that Participants have and will have certain rights under their respective participation agreements with Lender that may, subject to the terms of the participation agreements, require Lender to obtain the consent (collectively, "Participant Consents") of some or all of the Participants before Lender takes or refrains from taking certain actions (other than as expressly required by the Loan Documents) or grants waivers, consents or approvals in respect of the Advances, the Loan Documents or the Collateral. None of the Participants, however, will have Participant Consent rights which are greater than those rights and remedies Lender has under the Loan Documents. In addition, from time to time, Lender may request instructions from the Participants in respect of the actions, waivers, consents or approvals which by the terms of any of the Loan Documents Lender is permitted or required to take or to grant or to not take or grant ("Participant Instructions"). If the Participant Consents are, pursuant to the terms of the respective participation agreements, required or Participant Instructions are requested, Lender will, notwithstanding anything to the contrary in this Section 11.6(b), (A) be absolutely empowered to take or refrain from taking any action (other than as expressly required by the Loan Documents) or withhold any waiver, consent or approval, and (B) not be under any liability whatsoever to any Person, including any Borrower and any Participant, from taking or refraining from taking any action or withholding any waiver, consent or approval under any of the Loan Documents until it has received the requisite Participant Consents or, as applicable, the Participant Instructions. Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement. If Lender sells a participation to a Participant as provided under this Section 11.6(b), it shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Advances or other obligations under the Loan Documents (the "Participant Register"); provided, that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Lender shall have no responsibility for maintaining a Participant Register.

(c)    Loan Party Assignments. No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of Lender.

11.7.    Headings. Headings and captions used in the Loan Documents (including the Appendices, Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

11.8.    Confidentiality.

(a)         Lender shall hold all non-public information regarding the Loan Parties and their respective businesses obtained by Lender by a Loan Party pursuant to the requirements hereof in accordance with Lender’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to Lender’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of Lender and of Lender’s Affiliates (collectively, the "Related Parties" of Lender) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, insurance industry associations and portfolio management services, (iii) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products, provided, that any such Persons shall have agreed to be bound by the provisions of this Section 11.8, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar order and in connection with any Litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of the Administrative Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Lender or any of its Related Parties on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, "Securitization" shall mean a public or private offering by Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall include only such information identified as such at the time provided to Lender and shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Lender does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Lender under this Section 11.8 shall supersede and replace the obligations of Lender under any confidentiality agreement in respect of this financing executed and delivered by Lender prior to the date hereof.

(b)         Lender acknowledges that the Specified Materials, including information furnished to it by any Loan Party pursuant to, or in the course of administering, the Loan Documents, may include material, non-public information concerning a Loan Party or any of its Subsidiaries, and confirms that it (1) has developed compliance procedures regarding the use of material, non‑public information and (2) will handle such material, non-public information in accordance with such procedures and applicable Laws, including Federal and state securities Laws.

11.9.    Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent resulting from the gross negligence or willful misconduct by Lender, as determined by a court of competent jurisdiction by final and nonappealable judgment.

11.10.    Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or Lender enforces its Liens or Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

11.11.    GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.

11.12.    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY AND LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

11.13.    Publication; Advertisement.

(a)    Publication. No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Fifth Third or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Loan Party shall give Lender prior written notice of such publication or other disclosure or (ii) with Fifth Third's prior written consent.

(b)    Advertisement. Each Loan Party hereby authorizes Lender to publish the name of such Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any "tombstone", comparable advertisement or press release which Lender elects to submit for publication. In addition, each Loan Party agrees that Lender may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Lender shall provide Borrowers with an opportunity to review and confer with Lender regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Lender may, from time to time, publish such information in any media form desired by Lender, until such time that Borrower shall have requested Lender cease any such further publication.

11.14.    Counterparts; Integration. This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including "pdf" or "tif" format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

11.15.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.16.    USA PATRIOT Act Notification. Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Lender to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by Lender, provide all such other documentation and information that Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.

11.17.    Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any ~~EEA~~applicable Resolution Authority.

11.18.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the United States and/or any state thereof or the District of Columbia):

(a)    in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or any state thereof or the District of Columbia; and

(b)    in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or any state thereof or the District of Columbia. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.19.    California Judicial Reference. In the event any legal proceeding is filed in a court of or in the State of California (the “Court”) by or against a Loan Party or the Lender in connection with any controversy, dispute or claim directly or indirectly arising out of or relating to this Agreement, any Notes issued pursuant hereto (if any), the Loan Documents or the transactions contemplated thereby (whether based on contract, tort or any other theory) (each, a “Claim”) and the waiver set forth in Section 11.12 is not enforceable in such action or proceeding, the Loan Parties and Lender (by its acceptance hereof) agree as follows:

(a)    With the exception of the matters specified in Section 11.19(b) below, any Claim will be determined by a general reference proceeding in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.2, including any revision or replacement of such statutes or rules hereafter enacted. The Loan Parties and Lender intend this general reference agreement to be specifically enforceable in accordance with California Code of Civil Procedure Section 638, including any revision or replacement of such statute or rule hereafter enacted. Except as otherwise provided in this and the other related Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable Law.

(b)    The following matters shall not be subject to a general reference proceeding: (i) judicial or non-judicial foreclosure of any security interests in real or personal property; (ii) exercise of self-help remedies (including, without limitation, set-off); (iii) appointment of a receiver; and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions or other injunction relief). This Section 11.19 does not limit the right of the Loan Parties or Lender to exercise or oppose any of the rights and remedies described in Section 11.19(b) (i) - (iv) and any such exercise or opposition does not waive the right of the Loan Parties or the Lender to a reference proceeding pursuant to this Section 11.19.

(c)    Upon the written request of the Loan Parties or Lender, the Loan Parties and Lender shall select a single referee, who shall be a retired judge or justice. If the Loan Parties and Lender do not agree upon a referee within ten (10) days of such written request then the Loan Parties or Lender may request the Court to appoint a referee pursuant to California Code of Civil Procedure Section 640(b), including any revision or replacement of such statute or rule hereafter enacted.

(d)    All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except when the Loan Parties or Lender so requests, a court reporter will be used and the referee will be provided a courtesy copy of the transcript. The party making such request shall have the obligation to arrange for and pay costs of the court reporter, provided that such costs, along with the referee’s fees, shall ultimately be borne by the party who does not prevail, as determined by the referee.

(e)    The referee may require one or more prehearing conferences. The Loan Parties and Lender shall be entitled to discovery, and the referee shall oversee discovery in accordance with the rules of discovery, and may enforce all discovery orders in the same manner as any trial court judge in proceedings at law in the State of California. The referee shall apply the rules of evidence applicable to proceedings at law in the State of California and shall determine all issues in accordance with applicable state and federal law. The referee shall be empowered to enter equitable as well as legal relief and rule on any motion which would be authorized in a trial, including, without limitation, motions for default judgment or summary judgment. The referee shall report the referee’s decision, which report shall also include findings of fact and conclusions of law.

(f)    THE LOAN PARTIES AND LENDER RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.

11.20.    Joint and Several Obligations. Each Borrower (other than GKF as and to the extent expressly provided below) is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each other Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for such Borrower. Each Borrower (other than GKF as and to the extent expressly provided below) hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower (other than GKF as and to the extent expressly provided below) without preferences or distinction between any of them. If and to the extent that any such Borrower shall fail to make any payment with respect to any such Obligation as and when due or to perform any Obligation in accordance with the terms thereof, then in each such event, each other Borrower will make such payment with respect to, or perform, such Obligation. The obligations of each Borrower (other than GKF as and to the extent expressly provided below) under the provisions of this Section 11.20 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

Notwithstanding anything in the initial paragraph of this Section 11.20 to the contrary, GKF’s obligations hereunder, and indebtedness and liabilities of GKF evidenced hereby and by the other Loan Documents, shall be expressly limited to the GKF Obligations. In this respect, GKF’s obligations hereunder and under the other Loan Documents are several but not joint in that GKF shall have no obligation to pay, nor any indebtedness or liabilities in respect of, the Obligations to the extent, but solely to the extent, not constituting GKF Obligations. GKF and each other Borrower hereby acknowledge and agree that they each shall have joint and several liability as to the GKF Obligations, and that the initial paragraph of this Section 11.20 shall apply in full to each Borrower, including GKF, in respect of the GKF Obligations.

The provisions of this Section 11.20 are made solely for the benefit of Lender and their Related Persons and successors and assigns, and may be enforced by any such Person from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Lender first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any Obligation or to elect any other remedy. If at any time, any payment, or any part thereof, made in respect of any Obligation, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 11.20 will forthwith be reinstated in effect, as though such payment had not been made.

Notwithstanding any provision to the contrary contained herein or in any other Loan Document, to the extent the joint and several obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state and including the Bankruptcy Code or any other Debtor Relief Law, after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Loan Party under applicable Law.

11.21.    Administrative Borrower. Each Borrower hereby irrevocably appoints, initially, ASHS as the borrowing agent and attorney-in-fact for all Borrowers (in such capacity, the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Lender with all notices with respect to Advances made or obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and to receive all notices from Lender hereunder on behalf of the Borrowers and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances hereunder and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS:

AMERICAN SHARED HOSPITAL SERVICES, a

California corporation

By:
Name:
Title:

PBRT ORLANDO, LLC, a Delaware limited liability

company

By:
Name:
Title:

GK FINANCING, LLC, a California limited liability

company

By:
Name:
Title:

Borrowers’ Account:

Bank Name:          Fifth Third Bank, National Association
ABA No.:              042000314
Account No.:         XXXXXX6324
Account Name:      American Shared Hospital Services

GKF Borrower’ Account:

Bank Name:          Fifth Third Bank, National Association
ABA No.:              04200414
Account No.:         XXXXXX7504
Account Name:     GK Financing, LLC

Borrowers' Addresses for Notices:

AMERICAN SHARED HOSPITAL SERVICES, as

Administrative Borrower:

~~Two Embarcadero Center~~601 Montgomery St, Suite ~~410~~1112

San Francisco, CA 94111
Attention: Craig Tagawa, President, COO/CFO

Email: ctagawa@ashs.com

GK FINANCING, LLC:

~~Two Embarcadero Center~~601 Montgomery St, Suite ~~410~~1112

San Francisco, CA 94111
Attention: Craig Tagawa, Manager and CEO

Email: ctagawa@ashs.com

- signature pages to Credit Agreement -

The following Persons are signatories to this Agreement in their capacity as Loan Parties, but not as a Borrower.

LOAN PARTIES:

AMERICAN SHARED RADIOSURGERY SERVICES, a California corporation

By:
Name:
Title:

Loan Parties' Address for Notices:

AMERICAN SHARED RADIOSURGERY SERVICES:

~~Two Embarcadero Center~~601 Montgomery St, Suite ~~410~~1112

San Francisco, CA 94111
Attention: Craig Tagawa, President, COO/CFO

Email: ctagawa@ashs.com

- signature pages to Credit Agreement -

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:

Duly Authorized Signatory

Lender’s Address for Notices:

Fifth Third Bank, National Association

60 Francisco Street, Suite 03-128

San Francisco, CA 94133

Attention: James Higgins, Senior Vice President

Email: james.higgins@53.com

- signature pages to Credit Agreement -

ANNEX I
to
CREDIT AGREEMENT

Each Loan Party shall, and shall cause its Domestic Subsidiaries to, establish and maintain the Cash Management Systems described below:

(a)    Until the Termination Date, Borrowers shall (i) (A) establish within fifteen (15) days after the Closing Date and thereafter maintain the Collection Account at Lender and (ii) request in writing and otherwise take such reasonable steps, as soon as practicable after the Closing Date and in any event no later than Fifteen (15) days after the Closing Date, to ensure that all Account Debtors forward payment directly to the Collection Account in the case of electronic Remittances and (ii) utilize, as soon as practicable after the Closing Date and in any event no later than fifteen (15) days after the Closing Date (or such longer period that Lender may agree to) (the "Electronic Deposit Activation Date"), Lender’s electronic deposit and cash management system (i.e., to scan and create an electronic file containing an electronic image of the Remittance data) to deposit, on each Business Day, all paper Remittances received by a Borrower on and after such Electronic Deposit Activation Date directly into the applicable Collection Account.

(b)    All amounts deposited in the Collection Account shall be deemed received by Lender in accordance with Section 2.7 of the Agreement and shall be applied (and allocated) by Lender in accordance with the Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

I-1

ANNEX II
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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

The Administrative Borrower shall deliver or cause to be delivered to Lender the following:

(a)    Quarterly Financials. Within (~~i~~A) forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year and (~~ii~~B) ninety (90) days after the end of the fourth and final Fiscal Quarter of each Fiscal Year, consolidated (and, as to each Loan Party and its Domestic Subsidiaries only, consolidating) financial information regarding ASHS and its Subsidiaries, certified by the Chief Financial Officer of ASHS, including (i) unaudited consolidated (and, as to each Loan Party and its Domestic Subsidiaries only, consolidating) balance sheets as of the close of such Fiscal Quarter and the related consolidated (and, as to each Loan Party and its Domestic Subsidiaries only, consolidating) statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited consolidated (and, as to each Loan Party and its Domestic Subsidiaries only, consolidating) statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures); provided, that the timely delivery to Lender by such applicable deadline of a copy of the Quarterly Report on Form 10-Q of ASHS for such Fiscal Quarter filed with the SEC shall be deemed to satisfy the requirements of the foregoing clauses (i) and (ii) of this paragraph (a) solely with respect to the delivery of consolidated Financial Statements and Borrowers shall be required to provide consolidating Financial statements as provided herein. Such financial information shall be accompanied by (A) a statement in reasonable detail, in the form of Exhibit B attached to this Agreement (each, a "Compliance Certificate") showing the calculations used in determining compliance with each of the Financial Covenants ~~and~~, (B) the certification of the Chief Financial Officer of ASHS that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures) the financial position, results of operations and statements of cash flows of ASHS and its Subsidiaries, on both a consolidated (and, as to each Loan Party and its Domestic Subsidiaries only, consolidating) basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default, and (C) such documents that support the reconciliation of the calculations of the Financial Covenants, including bank account statements with respect to any Repatriated Foreign Cash.

(b)    Projections. As soon as available, but not later than thirty (30) days after the end of each Fiscal Year, annual operating Projections for ASHS and its consolidated Subsidiaries, approved by the Board of Directors (or applicable governing body) of ASHS, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes a monthly budget for the following year, and (iii) integrates sales, gross profits, operating expenses, operating profit, and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(c)    Annual Audited Financials. Within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for the Loan Parties on a consolidated (and as to each Loan Party and its Domestic Subsidiaries only, unaudited company-prepared consolidating) basis, consisting of consolidated (and as to each Loan Party ~~only,~~and its Domestic Subsidiaries only, unaudited company-prepared consolidating) balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by Moss Adams LLP or another independent certified public accounting firm of national standing acceptable to Lender; provided, that the timely delivery to Lender by such applicable deadline of a copy of the Annual Report on Form 10-K of ASHS for such Fiscal Year filed with the SEC shall be deemed to satisfy the foregoing requirement of this paragraph (c) solely with respect to the delivery of consolidated Financial Statements and Borrowers shall be required to provide consolidating Financial statements as provided herein. Such Financial Statements (whether delivered separately or part of Form 10-K) shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) a Compliance Certificate certifying that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of the ASHS and its Subsidiaries on a consolidated (and, as to each Loan Party and its Domestic Subsidiaries only, consolidating) basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(d)    Management Letters. Within five (5) Business Days after receipt thereof by any Loan Party, copies of all management letters, exception reports or similar letters or reports received by such Loan Party from its independent certified public accountants.

(e)    Default Notices. As soon as practicable, and in any event within five (5) Business Days after an executive officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, written notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof.

(f)    Stockholder Deliveries and Press Releases. Promptly upon their becoming publicly available, notice to Lender (and copies of the same if requested by Lender) that copies of: (i) all Financial Statements, reports, notices and proxy statements that have been made publicly available by ASHS to its Stockholders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by ASHS with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority that have been made publicly available by ASHS to its Stockholders; and (iii) all press releases and other statements that have been made available by ASHS to the public concerning material changes or developments in the business of ASHS and its Subsidiaries.

(g)    Equity Notices. As soon as practicable, copies of all material written notices given or received by any Loan Party with respect to any Stock of such Person (except with respect to ASHS, which shall be subject to the preceding clause (f)).

(h)    Litigation. In writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any ERISA Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any ERISA Plan, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any Law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.

(i)    Insurance Notices. Disclosure of losses or casualties required by Section 4.4.

(j)    Rate Contracts. Within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto entered into by any Loan Party and a counterparty other than Lender.

(k)    Other Documents. Promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party's or any of its Subsidiaries’ business or financial condition as Lender shall, from time to time, reasonably request.

ANNEX III
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CREDIT AGREEMENT

FINANCIAL COVENANTS

Section 1.          Financial Covenants. Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP, consistently applied, for ASHS and its Domestic Subsidiaries on a consolidated basis:

(a)    Minimum Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2021, to be less than 1.25 to 1.00 for the period of four consecutive Fiscal Quarters ending on such date. ~~Notwithstanding the foregoing, for purposes of determining the Fixed Charge Coverage Ratio for the period of four consecutive Fiscal Quarters ending (i) ending June 30, 2021, Fixed Charges for such period shall be deemed to equal Fixed Charges as calculated for the Fiscal Quarter ending June 30, 2021 multiplied by four (4), (ii) ending September 30, 2021, Fixed Charges for such period shall be deemed to equal Fixed Charges as calculated for the two (2) consecutive Fiscal Quarters ending September 30, 2021, multiplied by two (2), and (iii) December 31, 2021, Fixed Charges for such period shall be deemed to equal Fixed Charges as calculated for the three (3) consecutive Fiscal Quarters ending December 31, 2021, multiplied by four-thirds (4/3).~~

(b)    Total Funded Debt Ratio. Borrowers shall not permit the Total Funded Debt Ratio, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2021, to be more than 3.00 to 1.00 for the period of four Fiscal Quarters ending on such date.

(c)    Annual Clean-Up Covenant. Borrowers shall cause the outstanding principal balance of the Revolving Loan to be less than $3,500,000 for at least thirty (30) consecutive days during each calendar, commencing with the calendar year ending December 31, 2021 (and for the 2021 calendar year, commencing such year with the Closing Date).

Section 2.          Defined Terms. Capitalized terms that are used, but not defined, herein shall have the meanings given to them in the Credit Agreement to which this Annex III is attached (as amended, modified, supplemented, restated, or replaced from time to time, the “Credit Agreement”). The following capitalized terms shall have the meanings as set forth below:

"EBITDA" means, as determined for ASHS and its Domestic Subsidiaries, on a consolidated basis, for the applicable period, the sum of:

(a)    net income (or loss) for ASHS and ~~is consolidated~~its Domestic Subsidiaries;

plus          (b)          in each case to the extent deducted in the determination of net income pursuant to clause (a) (without duplication): the sum of (i) the aggregate amount of depreciation and amortization expense, (ii) the aggregate amount of Interest Expense, (iii) the aggregate amount of income, franchise or equivalent income-type Taxes, (iv) any non-cash charges related to changes in the exposure under Swap Contracts, (v) any non-cash extraordinary or non-cash non-recurring charges or other non-recurring, non-cash losses, ~~and~~ (vi) any reasonable and documented fees and out-of-pocket transaction costs and expenses incurred by the Loan Parties in connection with the consummation of the Credit Agreement, to the extent not capitalized under GAAP, up to a maximum aggregate amount of $150,000, (vii) non-recurring expenses incurred prior to the Closing Date in connection with the de-installation and removal of certain gamma knifes owned by GKF and leased to third parties, which expenses, along with supporting documentation in reasonable detail, have been disclosed to and approved by Lender, and (viii) non-cash stock compensation expense~~, and (ix) the make whole fee incurred by the Loan Parties in prepaying the Prior PBRT Orlando Debt in full on the Closing Date~~; ~~and~~

III-1

minus          (c)          in each case to the extent included in the determination of net income pursuant to clause (a) (without duplication): the sum of (i) any extraordinary or non-recurring income or gains, (ii) any gain arising from the sale of capital assets, (iii) any gain arising from the write-up of any assets, (iv) any non-cash gains related to changes in the exposure under Swap Contracts; and

plus          (d)         to the extent not included in clause (a) above, Repatriated Foreign Cash for the applicable period.

"Fixed Charge Coverage Ratio" means, as determined for ASHS and its Domestic Subsidiaries, on a consolidated basis, for the applicable period, the ratio of (a) (i) EBITDA minus (ii) Capital Expenditures (other than that portion of such Capital Expenditures financed by lenders other than the Lenders under the Credit Agreement) paid in cash, minus (iii) income, franchise or equivalent income-type Taxes paid or payable in cash, minus (iv) the aggregate amount of all cash payments of dividends and distributions made by ASHS to its Stockholders, divided by (b) Fixed Charges, in each case, for such period.

"Fixed Charges" means, as determined for ASHS and its Domestic Subsidiaries, on a consolidated basis, for the applicable period, an aggregate amount equal to: (a) the aggregate of all Interest Expense paid or accrued during such period (other than accruals of payment-in-kind interest) (inclusive with respect to any Guaranteed Foreign JV Debt), plus (b) scheduled (whether or not paid) payments of principal with respect to Indebtedness during such period (without duplication of amounts accrued under clause (a) of this definition) (inclusive with respect to any Guaranteed Foreign JV Debt).

“Foreign EBITDA” means, for any period, an amount determined for the Foreign Subsidiaries on a consolidated basis equal to the “EBITDA” generated by or attributable to the Foreign Subsidiaries, calculated in the same manner as the EBITDA of ASHS and its Domestic Subsidiaries as a whole.

“Guaranteed Foreign JV Debt” means, as of the date of determination, the Contingent Obligations of ASHS or any of its Domestic Subsidiary with respect to any Indebtedness of the Foreign Subsidiaries of ASHS guaranteed by ASHS or any of its Domestic Subsidiaries or secured by a pledge of assets of ASHS or any of its Domestic Subsidiaries.

"Interest Expense" means, as determined for ASHS and its Domestic Subsidiaries, on a consolidated basis, for the applicable period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Indebtedness of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Repatriated Foreign Cash” means any cash earnings of Foreign Subsidiaries repatriated to the United States and deposited into a bank account of ASHS or another Loan Party during the applicable period in an amount not to exceed the Foreign EBITDA of such Foreign Subsidiaries during such applicable period, minus any applicable tax due and payable on the repatriation of such cash.

"Total Funded Debt Ratio" means, as determined for ASHS and its Domestic Subsidiaries, on a consolidated basis, for the applicable period, the ratio of (a) the aggregate principal amount of all Indebtedness as of the last day of such period (inclusive with respect to any Guaranteed Foreign JV Debt), divided by (b) EBITDA for such period.

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ANNEX IV
to
CREDIT AGREEMENT

Revolving Loan Commitment:	$7,000,000

Term Loan Commitment:	$9,500,000

DDTL Commitment:	$5,500,000

IV-1

APPENDIX A
to
CREDIT AGREEMENT

DEFINITIONS

"Account Debtor" means any Person who may become obligated to a Loan Party under, with respect to, or on account of, an Account, any Chattel Paper or any General Intangibles (including a payment intangible).

"Accounts" means all rights, titles and interests of each Loan Party in all of such Loan Party's "accounts," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, including (a) all accounts receivable, other receivables, book debts and other forms of obligations, (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Loan Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Loan Party's rights to any Goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed Goods), (d) all rights to payment due to any Loan Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), (e) all healthcare insurance receivables, and (f) all Supporting Obligations and other collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

"Advance" means any Revolving Loan Advance, the Term Loan, the Supplemental Term Loan, and/or the Delayed Draw Term Loan, as the context may require.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Administrative Borrower" has the meaning given to such term in ~~given to such term in~~ Section 11.21.

"Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors (or managers) of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person's officers, directors, members, managers, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, with respect to the Loan Parties, the term "Affiliate" shall specifically exclude Lender.

"Agreement" means the Credit Agreement, dated as of the Closing Date, by and among Borrowers, the other Loan Parties party thereto, and Lender, as amended, restated or otherwise modified from time to time.

"Anti-Terrorism Laws" means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

"Applicable Margin" means: (a) with respect to any ~~LIBOR~~Tranche Rate Loan, three percent (3.0%) per annum; (b) subject to Section 2.5(b) or (c) of the Agreement, with respect to any Base Rate Loan, two percent (2.0%) per annum; and (c) with respect to the Unused Line Fee, one-quarter of one percent (00.25%) per annum.

"ASHS" has the meaning given to such term in the preamble to the Agreement.

“ASHS Mexico” means ASHS-Mexico, S.A.P.I. de C.V.

"ASRS" has the meaning given to such term in the preamble to the Agreement.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bank Product" means any of the following products, services or facilities extended to any Loan Party from time to time by Lender or any of Affiliate of Lender or any Person who was Lender or an Affiliate of Lender at the time it provided such products, services or facilities: (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party, other than d Rate Contracts.

"Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

"Base Rate" means a variable per annum rate, as of any date of determination, equal to the Prime Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Lender may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrowers.

"Base Rate Loans" means Advances which accrue interest by reference to the Base Rate, in accordance with the terms of the Agreement.

"Beneficial Ownership Certification" means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"BHC Act Affiliate" of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

"Blocked Person" means any Person: (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224, or (e) that is named a "specially designated national" or "blocked person" on the most current list published by OFAC or other similar list.

"Borrower" and "Borrowers" have the meaning given to such terms in the preamble to this Agreement.

"Borrowers’ Account" means the account maintained by Lender with Fifth Third specified on the signature pages to this Agreement below Borrowers' names into which all Advances (other than (i) GKF Revolving Advances ~~and~~, (ii) the Term Loan and (iii) the Supplemental Term Loan) shall, absent other written instructions, be made, or such other account as Administrative Borrower may specify by written notice to Lender from time to time.

"Business Day" means (a) with respect to all notices and determinations ~~in connection with~~, and any payments of principal ~~and~~or interest on~~,~~ Advances ~~bearing interest~~, with reference to ~~LIBOR~~Tranche Rate or Daily Simple SOFR, any day (other than a Saturday or Sunday) on which commercial banks ~~are open~~ in ~~London, England,~~ New York, ~~New York, and Cincinnati, Ohio for dealings in deposits in the London Interbank Market~~NY are required by law to be open for business and that is a U.S. Government Securities Business Day and (b) in all other cases, any day on which commercial banks in New York, NY and Cincinnati, Ohio are required by Law to be open for business; provided that, notwithstanding anything to the contrary in this definition of "Business Day", at any time during which a Rate Contract with any Lender Party is then in effect with respect to all or a portion of the Obligations, then the definitions of "Business Day" and "Banking Day", as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations subject to such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

"Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and that are required to be capitalized under GAAP.

"Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

"Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

"Cash Equivalents" means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least "A-1" from S&P or at least "P-1" from Moody's, (c) any commercial paper rated at least "A-1" by S&P or "P-1" by Moody's and issued by any Person organized under the Laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers' acceptance issued or accepted by (i) Lender or (ii) any commercial bank that is (A) organized under the Laws of the United States, any state thereof or the District of Columbia, (B) "adequately capitalized" (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody's the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

"Cash Management Systems" has the meaning given to such term in ~~given to such term in~~ Section 4.9 of the Agreement.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

"Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) (other than the Chairman or the Chief Executive Officer of ASHS as of the Closing Date or any family or other estate planning trust established for the benefit of such Person) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the issued and outstanding shares of Stock of ASHS having the right to vote for the election of directors of ASHS under ordinary circumstances; (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of ASHS (together with any new directors whose election by the board of directors of ASHS or whose nomination for election by the Stockholders of ASHS was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) ASHS ceases to own and control directly all of the economic and voting rights associated with all of the outstanding Stock of PBRT Orlando; (d) ASHS ceases to own and control, directly or indirectly, at least eighty percent (80%) of the economic and voting rights associated with all of the outstanding Stock of GKF; (e) ASHS ceases to own and control directly all of the economic and voting rights associated with all of the outstanding Stock of (i) Medleader.com, Inc., (ii) OR21 and (iii) ASRS; (f) ASHS ceases to own and control directly at least sixty percent (60%) of the economic and voting rights associated with all of the outstanding Stock of Long Beach Equipment, LLC; and (g) ASHS ceases to own and control directly at least fifty percent (50%) of the economic and voting rights associated with all of the outstanding Stock OR21, LLC.

"Charges" means all federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable), levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party's ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party's business.

"Chattel Paper" means all rights, titles and interests of each Loan Party in all of such Loan Party's "chattel paper," as such term is defined in the Code, including electronic chattel paper, whether now owned or existing or hereafter acquired or arising, wherever located.

"Closing Date" means April 9, 2021.

"Closing Date Prior Lender Debt" means the debt listed on Schedule A attached hereto (exclusive of the Prior PBRT Orlando Debt), which debt is to be repaid in full on the Closing Date with the proceeds of the Term Loan.

"Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Ohio; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Ohio, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

"Collateral" means the property covered by the Guaranty and Security Agreement, and the other Collateral Documents and any other property, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations, but specifically excluding the Excluded Property.

"Collateral Documents" means the Guaranty and Security Agreement, and all other agreements heretofore, now or hereafter entered into in favor of Lender guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.

"Collection Account" mean one or more deposit accounts of a Loan Party as may be specified in writing by Lender as a "Collection Account" for purposes of this Agreement.

"Commitment Termination Date" means the earliest of (a) ~~April 9, 2026~~with respect to the Revolving Loan Commitment, Term Loan Commitment and DDTL Commitment, April 9, 2026 and, with respect to the Supplemental Term Loan Commitment, January 25, 2030, (b) the date of termination of Lender’s obligation to make further Advances or to permit existing Advances to remain outstanding pursuant to Section 9.2(b), and (c) the date of prepayment in full by Borrower of the Advances, and the termination and permanent reduction of each of the Revolving Loan Commitment to $0.

"Commitments" means the Revolving Loan Commitment, the Term Loan Commitment, ~~or~~ the DDTL Commitment, the Supplemental Term Loan Commitment or any combination thereof (as the context requires).

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a certificate substantially in the form of Exhibit B to the Agreement.

“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Tranche Rate or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of Lender, to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Lender in an operationally feasible manner and, to the extent feasible, consistent with market practice.

"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.

"Contracts" means, as to any Person, means any contract (including any customer, vendor, supplier, service or maintenance contract), lease, license (including any License), undertaking, purchase order, permit, franchise agreement or other agreement (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which any such Person may now hold or hereafter acquires or receives any right or interest, including with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof, and shall include, without limitation, each of the Material Contracts, including each of the Designated Material Contracts listed on Schedule 3.16 to the Agreement.

"Copyrights" means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

"Covered Entity" means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Daily Simple SOFR” means a rate based on SOFR with interest accruing on a simple daily basis in arrears with a methodology and conventions selected by Lender.

“DDTL Borrower” initially means ASHS, but from and after the effective date of the Joinder Agreement, shall mean, individually and collectively, on a joint and several basis, ASHS and PBRT Orlando.

"DDTL Commitment" means the aggregate commitment of Lender to make ~~DDTL Advances~~Delayed Draw Term Loan as set forth on Annex IV to this Agreement.

"DDTL Principal Payment Date" means, with respect to the Delayed Draw Term Loan, all as determined by Lender in accordance with the Loan Documents and Lender’s loan systems and procedures periodically in effect: (a) the first day of each calendar quarter to occur while the Delayed Draw Term Loan is outstanding, and (b) the Maturity Date.

"Delayed Draw Term Loan" has the meaning given to such term in Section 2.1(c) of the Agreement.

"Debtor Relief Laws" means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

"Default Rate" has the meaning given to such term in ~~given to such term in~~ Section 2.3(c) of the Agreement.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Deposit Accounts" means all "deposit accounts" as such term in defined in the Code, now or hereafter held in the name of any Loan Party.

"Designated Material Contracts" has the meaning given to such term in ~~given to such term in~~ Section 3.16 of the Agreement.

"Disqualified Equity Interest" means any Stock of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event (a) matures or is mandatorily redeemable in cash pursuant to a sinking fund obligation or other similar obligation (other than as a result of a “change of control” so long as all Obligations are required to be paid in full prior to any deposit or other payment in respect of such sinking fund obligation or other similar obligation), (b) is redeemable in cash at the option of the holder thereof (excluding any redemption of fractional shares), or (c) requires or mandates the purchase, redemption, retirement, defeasance or other similar payment (other than Dividends) for cash (other than as a result of a (i) “change of control” so long as all Obligations are required to be paid in full prior to any payment in respect of such equity interest or (ii) fractional shares), in each case on or prior to the Maturity Date.

"Dividend" means, as to any Person, any dividend, distribution or return on equity capital declared by such Person and paid or made to the stockholders, members or partners of such Person, in their capacity as such, whether in cash or other property (other than Stock of such Person that are not Disqualified Equity Interests).

"Division " means the division of the assets, liabilities and/or obligations of a Person (the "Dividing Person") among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

"Documents" means all rights, titles and interests of each Loan Party in such Loan Party's "documents," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

"Dollars" or "$" means lawful currency of the United States of America.

"Domestic Subsidiary" means any Subsidiary other than a Foreign Subsidiary.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Swap Counterparty" means Lender and any Affiliate of Lender that at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into a Rate Contract permitted hereunder with any Loan Party.

"Environmental Laws" means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

"Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

"Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

"Equipment" means all rights, titles and interests of each Loan Party in such Loan Party's "equipment," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located and, in any event, including all such Loan Party's machinery and equipment, including all medical devices, instruments and other equipment comprising or related to Gamma Knife stereotactic radiosurgery technology, Proton Beam Radiation Therapy technology, or Image Guided Radiation Therapy technology and all attachments or accessories thereto, and all data processing and computer equipment, including embedded Software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

"ERISA Event" means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of an ERISA Plan described in Section 4064 of ERISA.

"ERISA Plan" means any "employee benefit plan", as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the IRC or Title IV of ERISA, to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Event of Default" has the meaning given to such term in ~~given to such term in~~ Section 9.1 of the Agreement.

"Excluded Domestic Holdco" means a Domestic Subsidiary substantially all of the assets of which consist of Stock of one or more Excluded Foreign Subsidiaries.

"Excluded Foreign Subsidiary" means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the IRC) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Obligations) of a Loan Party or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a).

"Excluded Issuance" means an issuance of Stock (a) by a Wholly-Owned Subsidiary of a Loan Party to a Loan Party or another Wholly-Owned Subsidiary of a Loan Party constituting a Restricted Payment permitted hereunder, or (b) by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required to satisfy requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries.

"Excluded Property" means, collectively, (a) any permit, license or contractual obligation entered into by any Loan Party (i) to the extent that any such permit, license or contractual obligation or any requirement of Law applicable thereto prohibits the creation of a Lien thereon (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), (ii) which would be abandoned, invalidated, or unenforceable as a result of the creation of a Lien in favor of the Lender (other than to the extent that any such consequences set forth in this clause (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), or (iii) to the extent that the creation of a Lien in favor of Lender would result in a breach or termination pursuant to the terms of or a default under any such permit, license or contractual obligation (other than to the extent that any such consequences set forth in this clause (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); (b) property owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Loan Party or its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment; (c) real property leasehold interests; and (d) any "intent to use" Trademark applications for which a statement of use has not been filed (but only until such statement is filed).

"Excluded Swap Obligation" means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

"Excluded Taxes" mean any of the following Taxes imposed on or with respect to Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of Lender in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) any United States federal withholding Taxes that would not have been imposed but for Lender’s failure to comply with Section 2.9(c) of the Agreement; and (c) any United States federal withholding Taxes imposed under FATCA.

"Executive Order No. 13224" means Executive Order No. 13224 (effective September 24, 2001).

"Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

"Fees" means any and all fees payable to Lender pursuant to the Agreement or any of the other Loan Documents.

"Fifth Third" means Fifth Third Bank, National Association.

"Fifth Third Lease Documents" means, collectively, any lease, lease contract, lease agreement, master lease, sublease, schedule or other document or agreement executed by any Person evidencing, governing, guarantying or securing any of the Fifth Third Lease Obligations, and "Fifth Third Lease Document" means any one of the Fifth Third Lease Documents; in each case as now in effect or as at any time after the date of the Agreement amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreements, instruments, or documents accepted by Fifth Third or an Affiliate of Fifth Third.

"Fifth Third Lease Obligations" means any and all liabilities, obligations and other Indebtedness of any Loan Party owed to Fifth Third, Fifth Third Equipment Finance Company, or any other Affiliate of Fifth Third Bancorp of every kind and description, whether now existing or hereafter arising, including those owed by any Loan Party to others and acquired by Fifth Third or any Affiliate of Fifth Third Bancorp, by purchase, assignment or otherwise, whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, related or unrelated, and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in each case arising out of, pursuant to, in connection with or under any lease or other transfer of the right to possession and use of goods for a term in return for consideration.

"Financial Covenants" means the financial covenants set forth in Annex III to the Agreement.

"Financial Statements" means the consolidated (and as to each Loan Party and its Domestic Subsidiaries only, consolidating) income statements, statements of cash flows and balance sheets of ASHS and its Subsidiaries delivered in accordance with Section 7.1 and Annex II to this Agreement.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of First Amendment Effective Date, by and among the Borrowers and the Lender.

“First Amendment Effective Date” means January 25, 2024.

"Fiscal Quarter" means any of the quarterly accounting periods of the Loan Parties, ending on March 31, June 30, September 30 and December 31 of each year.

"Fiscal Year" means any of the annual accounting periods of the Loan Parties ending on December 31of each year.

"Fixtures" means all rights, titles and interests of each Loan Party in such Loan Party's "fixtures" as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

"Foreign Subsidiary" means, with respect to any Person, a Subsidiary of such Person that is a "controlled foreign corporation" under Section 957 of the IRC.

"GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

"General Intangibles" means all rights, titles and interests of each Loan Party in such Loan Party's "general intangibles," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, including all right, title and interest that such Loan Party may now or hereafter have in or under any Contract (including, with limitation, any Material Contract (including each of the Designated Material Contracts listed on Schedule 3.16 to the Agreement) all payment intangibles, customer lists, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or any computer bureau or service company from time to time acting for such Loan Party.

"GKC S.A." means Gamma Knife Center Ecuador S.A., a sociedad anónima incorporated under the laws of Ecuador and a wholly-owned Subsidiary of Holdco GKC.

"GKF" has the meaning given to such term in the preamble to the Agreement.

"GKF Borrower Account" means the account maintained by GKF with Fifth Third specified on the signature pages to this Agreement below Borrowers' names into which (i) all GKF Revolving Advances ~~and~~, (ii) the Term Loan and (iii) the Supplemental Term Loan shall, absent other written instructions, be made, or such other account as Administrative Borrower may specify by written notice to Lender from time to time.

"GKF Obligations" means the Obligations; provided, however, that to the extent the Obligations are comprised or otherwise include (i) any principal amount of the Advances made by Lender, the “GKF Obligations” shall only include such principal amounts of the Advances to the extent they constitute (a) the Term Loan, (b) the Supplemental Term Loan or (~~b~~c) GKF Revolving Advances, (ii) any interest accrued on the principal amounts of the Advances made by Lender, the “GKF Obligations” shall only include such accrued interest to the extent it constitutes interest accruing on (1) the Term Loan, (2) the Supplemental Term Loan or (~~2~~3) GKF Revolving Advances, and (iii) any Fees, the “GKF Obligations” shall only include such Fees to the extent they constitute (A) the Term Loan Closing Fee, (B) the Supplemental Term LoanClosing Fee or (~~B~~C) Unused Line Fees.

"GKF Revolving Advances" means Revolving Loan Advances made to GKF pursuant to Section 2.1(a).

"Goods" means all rights, titles and interests of each Loan Party in such Loan Party's "goods" as defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantors" means ASRS and each other Person that guaranties any of the Obligations after the Closing Date (including, for the avoidance of doubt, each Borrower that becomes a party to the Guaranty and Security Agreement as a Guarantor thereunder in respect of its joint and several obligations hereunder).

"Guaranty" by any Person, means any obligation, contingent or otherwise, of such Person directly or indirectly guarantying any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligations, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsement for collection or deposit in the ordinary course of business. The term "Guaranty" used as a verb has a corresponding meaning.

"Guaranty and Security Agreement" means the Guaranty and Security Agreement, dated as of the date of the Agreement, entered into by and among Lender and each Loan Party that is a signatory thereto, as amended, supplemented or otherwise modified from time to time.

"Hazardous Material" means (a) any "hazardous substance" as defined in CERCLA, (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

"Hazardous Materials Contamination" means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

"Holdco GKC" means Holdco GKC S.A., a sociedad anónima incorporated under the laws of Ecuador and a wholly-owned Subsidiary of GKF.

"Holdco GKC Debt" means all loans, debt, liabilities and other monetary obligations of Holdco GKC outstanding and payable from time to time to the United States International Development Finance Corporation, arising under or otherwise evidenced by and payable pursuant to the Holdco GKC Loan Agreement and the other Holdco GKC Loan Documents; provided that the aggregate principal amount of the Holdco GKC debt shall not exceed $3,175,000.

"Holdco GKC Guaranty" means that Guaranty dated as of March 11, 2020, executed by GKF and GKC S.A., as guarantors, in favor of the United States International Development Finance Corporation, pursuant to which GKF and GKC S.A. jointly and severally guarantee the payment of the Holdco GKC Debt.

"Holdco GKC Loan Agreement" means that Loan Agreement dated as of February 21, 2020, between Holdco GKC, as borrower, and the United States International Development Finance Corporation, as lender, as the same may be amended, restated or otherwise modified in accordance with the terms thereof, pursuant to which he United States International Development Finance Corporation has agreed to make a loan in an aggregate principal amount not to exceed $3,175,000 to finance the “Project,” as defined in the Holdco GKC Loan Agreement as in effect as of the date hereof.

"Holdco GKC Loan Documents" means “the Loan Documents,” as described and defined in the Holdco GKC Loan Agreement as in effect as of the date hereof.

"Holdco GKC Pledge Agreement" means that Ordinary Commercial Pledge Agreement Over the Shares of the Company Holdco GKC S.A. dated as of March 11, 2020, executed by GKF, as pledgor, in favor of the United States International Development Finance Corporation, pursuant to which GKF pledges its ownership interest in the Stock of Holdco GKC as collateral security for GKF’s obligations under the Holdco GKC Guaranty.

"Indebtedness" means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations of such Person to purchase, redeem, retire, defease or make other similar payments (other than Dividends) in respect of Disqualified Equity Interests in cash valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid Dividends, (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (j) earnouts, to the extent required to be reflected as a liability on the balance sheet in accordance with GAAP, and (k) the Obligations.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitees" has the meaning given such term in Section 10.2 of the Agreement.

“Index Floor” has the meaning given to such term in the definition of “Tranche Rate”.

"Instruments" means all rights, titles and interests of each Loan Party in such Loan Party's "instruments," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

"Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks, and all Licenses of rights in and to any of the foregoing.

"Intercompany Notes" has the meaning given such term in Section 5.3 of the Agreement.

"Interest Payment Date" means, all as determined by Lender in accordance with the Loan Documents and Lender’s loan systems and procedures periodically in effect (and subject to the terms of any Billpayer Service, as applicable): (a) as to any Base Rate Loan and the Unused Line Fee, the first day of each month, and (b) as to any ~~LIBOR~~Tranche Rate Loan, the last day of the applicable Interest Period; provided that, in addition to the foregoing, (i) the date upon which the Revolving Loan Commitment has been terminated and the Advances have been paid in full and (ii) the Commitment Termination Date each shall be deemed to be an "Interest Payment Date" with respect to any interest and any applicable Unused Line Fee that has then accrued under the Agreement.

"Interest Period" means a period consisting of one month (or the comparable equivalent thereof), as initially designated by Borrower to Lender in a Notice of Borrowing, which period shall commence, subject to the terms of this Agreement, on the Business Day selected by Borrower for the making of the applicable Advance and shall be determined by Lender in accordance with this Agreement and Lender’s loan systems and procedures periodically in effect, including in accordance with the following terms and conditions, as applicable:

(a)    in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, with interest for such day to be calculated based upon the interest rate in effect for the new Interest Period;

(b)    if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day; and

(c)    if any Interest Period begins on a Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month ending at the end of such Interest Period.

"Inventory" means all rights, titles and interest of each Loan Party in such Loan Party's "inventory," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded Software.

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), including any transfer of assets pursuant to statutory division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"Investment Property" means all rights, titles and interests of each Loan Party in such Loan Party's "investment property" as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party, including the rights of such Loan Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party; (d) all commodity contracts of any Loan Party; and (e) all commodity accounts held by any Loan Party.

"IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

"IRS" means the United States Internal Revenue Service.

"Joinder Agreement" means a joinder agreement joining a Subsidiary of ASHS (including PBRT Orlando as contemplated by Sections 2.1(c) and 8.3(a)) as an additional joint and several Borrower or other Loan Party under this Agreement, which joinder agreement shall be in the form of Exhibit C attached hereto or otherwise in form and substance (and delivered to Lender in a manner) acceptable to Lender in its discretion.

"Law" and "Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

"Lender" has the meaning given such term in the preamble to the Agreement and shall additionally include, for the avoidance of any doubt, (i) upon any assignment by Fifth Third pursuant to Section 11.6 of the Agreement, such assignee of Fifth Third and (ii) the respective successors of each of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in the Agreement and the Collateral Documents, the term "Lender" shall include Eligible Swap Counterparties and any provider of Bank Products.

"Lender Parties" means, collectively, Lender, each provider of Bank Products and each provider of Rate Contracts.

~~"LIBOR" means, with respect to any Interest Period, the greater of (a) zero percent (0.0%) per annum (the "LIBOR Floor") and (b) the rate of interest (rounded upwards, if necessary, to the next 1/8th of one percent (00.125%) and adjusted for reserves if Lender is required to maintain reserves with respect to the relevant Advances) fixed by ICE Benchmark Association Limited (or any successor thereto or replacement thereof, as approved by Lender, each an~~ “~~Alternate LIBOR Source~~”~~) at approximately 11:00 a.m., London, England time (or the relevant time established by ICE Benchmark Association Limited, an Alternate LIBOR Source, or Lender, as applicable), two (2) Business Days prior to the commencement of such Interest Period, relating to quotations for the one (1) month (or the comparable equivalent thereof) London Interbank Offered Rate, as selected by the Administrative Borrower in its Notice of Borrowing on U.S. Dollar deposits, as displayed by Bloomberg LP (or any successor thereto or replacement thereof, as approved by Lender, each an~~ “~~Approved Bloomberg Successor~~”~~), or, if no longer displayed by Bloomberg LP (or any Approved Bloomberg Successor), such rate as shall be determined in good faith by Lender from such sources as Lender shall determine to be comparable to Bloomberg LP (or any Approved Bloomberg Successor), all as determined by Lender in accordance with the Agreement and Lender~~’~~s loan systems and procedures periodically in effect. Each determination by Lender of LIBOR shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in the Agreement, at any time during which a Rate Contract with any Lender Party is then in effect with respect to all or a portion of the Obligations bearing interest based upon LIBOR, the provision contained in the foregoing definition of "LIBOR" that rounds up LIBOR to the next 1/8th of one percent (00.125%) shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Rate Contract.~~

~~"LIBOR Loans" means any Advances that accrue interest by reference to LIBOR for an Interest Period in accordance with Section 2.5(a) of the Agreement and the other terms of the Agreement.~~

"License" means, as to any Person, any license of rights or interests in or to Intellectual Property, whether in-bound or out-bound, whether in written or electronic form, now or hereafter owned or acquired or received by any Person or in which such Person now holds or hereafter acquires or receives any right or interest, and will include any renewals or extensions of any of the foregoing thereof.

"Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable Law of any jurisdiction).

"Litigation" means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

"Loan Account" has the meaning given such term in Section 2.8 of the Agreement.

"Loan Documents" means, collectively, the Agreement, the Collateral Documents, the Notes, the Fifth Third Lease Documents, each agreement entered into in respect of Bank Products, each Rate Contract with an Eligible Swap Counterparty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

"Loan Parties" means, collectively, each Borrower and each Guarantor, and "Loan Party" means any of Borrower or any Guarantor.

"Margin Stock" has the meaning given such term in Regulation U of the Federal Reserve Board.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Borrower individually or the Loan Parties taken as a whole, (b) the Borrowers' ability to pay any of the Advances or any of the other Obligations in accordance with the terms of this Agreement, (c) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, or (d) Lender's rights and remedies under the Agreement and the other Loan Documents.

"Material Contract" means, with respect to any Person, each Contract to which such Person is a party (a) that is required to be disclosed by ASHS to the Securities Exchange Commission pursuant to Regulation S-K (as amended from time to time or any successor regulation thereto) issued pursuant to the Securities Act of 1933, as amended, in any public filing with the United States Securities and Exchange Commission, or (b) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and shall include, for the avoidance of doubt, the Organizational Documents of each Loan Party, the Loan Documents and the Designated Material Contracts.

"Maturity Date" means (i) with respect to the Revolving Loan Commitment, Term Loan Commitment or DDTL Commitment, the earliest of (a) the applicable Stated Maturity Date ~~and~~for such Commitment, (b) the date of the termination of the Revolving Credit Commitments pursuant to Section 2.1(a) and (c) the date of the termination of the Revolving Loan Commitment and the acceleration of the Advances pursuant to Section 9.2(b); and (ii) with respect to the Supplemental Term Loan Commitment, the earlier of (a) the applicable Stated Maturity Date for such Commitment and (b) the date of the acceleration of the Advances pursuant to Section 9.2(b).

"Maximum Lawful Rate" has the meaning given such term in Section 2.3(d) of the Agreement.

"Multiemployer Plan" means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate may have any liability.

"Note" has the meaning given such term in Section 2.11 of the Agreement.

"Notice of Borrowing" means a notice of borrowing with respect to any Advance hereunder, which notice shall be in form of Exhibit A attached hereto or otherwise in form and substance (and delivered to Lender in a manner) acceptable to Lender in its discretion.

"Obligations" means and included, individually and collectively, (i) all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to Lender, or any Affiliate of Lender, including all principal, interest, Fees, expenses, reasonable attorneys' fees and any other sum chargeable to any Loan Party, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, in each case now existing or hereafter arising under, or arising out of, this Agreement, any of the other Loan Documents or any agreement entered into in respect of Bank Products, (ii) all Fifth Third Lease Obligations, and (iii) all Rate Contract Obligations, and shall include in the case of each of the preceding clauses (i) through (iii) all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding). Notwithstanding the foregoing, (a) the "Obligations" of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor and (b) the "Obligations" of GKF as a Borrower hereunder and under the other Loan Documents shall mean (when the term "Obligations" is used or referred to in this Agreement or in any of the other Loan Documents) and be expressly limited to the GKF Obligations, as further provided in Section 11.20.

"OFAC" has the meaning given to it in Section 3.12(b) of the Agreement.

"Ordinary Course of Business" means, in respect of any transaction involving any Loan Party, the ordinary course of such Loan Party's business, as conducted by such Loan Party in accordance with past practices.

"Organizational Documents" means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

"Other Connection Taxes" means with respect to any recipient of a payment under the Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Agreement or other Loan Document, or sold or assigned an interest in any Obligation, the Agreement or other Loan Document).

"Other Taxes" means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by Lender after the date hereof, other than any assignment made at the request of any Loan Party or following an Event of Default under Section 9.1(a), (h), (i) or (k) of the Agreement.

"Overadvance" has the meaning given such term to it in Section 2.2(d) of the Agreement.

"Participant" has the meaning given such term to it in Section 11.6(b) of the Agreement.

"Participant Register" has the meaning given such term to it in Section 11.6(b) of the Agreement.

"Patents" means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

"PBGC" means the Pension Benefit Guaranty Corporation.

“PBRT Orlando” has the meaning given to such term in the preamble to the Agreement.

"Pension Plan" means an ERISA Plan described in Section 3(2) of ERISA.

"Permits" has the meaning given such term in Section 3.1 of the Agreement.

"Permitted Contest" means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided, that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

"Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 4.2(b) of this Agreement; (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability Laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the Ordinary Course of Business; (d) inchoate and unperfected workers', mechanics' or similar Liens arising in the Ordinary Course of Business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) landlords', carriers', warehousemen's, suppliers' or other similar possessory Liens arising in the Ordinary Course of Business and securing liabilities that are not yet due and payable (unless such liabilities are being contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP), so long as such Liens attach only to Inventory; (f) cash deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party; (g) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(j) of the Agreement; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; and (i) presently existing or hereafter created Liens in favor of Lender.

"Permitted Liens" has the meaning given such term in Section 5.7 of the Agreement.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

"Prime Rate" means, as of any date, the greater of: (a) three percent (3.0%) or (b) the rate which Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate.

"Prior PBRT Orlando Debt" means all lease obligations, loans, debt, liabilities and other monetary obligations of PBRT Orlando outstanding and payable from time to time to Huntington Technology Finance, Inc. and CCA Financial, Inc., arising under or otherwise evidenced by and payable pursuant to the Prior PBRT Orlando Financing Documents.

“Prior PBRT Orlando Financing Documents” means the Prior PBRT Orlando Lease Agreements, the Prior PBRT Orlando Guaranty, the Prior PBRT Orlando Pledge Agreement, the Prior PBRT Orlando Security Agreement, and the other documents entered into in connection therewith.

"Prior PBRT Orlando Guaranty" means that Guaranty and Subordination Agreement dated as of January 7, 2016, executed by ASHS, as guarantor, in favor of Huntington Technology Finance, Inc., pursuant to which ASHS guarantees the payment of the Prior PBRT Orlando Debt.

“Prior PBRT Orlando Lease Agreement” means (i) that Lease No. 001 dated January 7, 2016, as amended by that Amendment No.1 dated August 25, 2016 to Lease No. 1 dated January 7, 2016, between Huntington Technology Finance, Inc. and CCA Financial, Inc., as lessor, and PBRT Orlando, as lessee, and (ii) that Lease No. 002 dated December 9, 2016, between Huntington Technology Finance, Inc. and CCA Financial, Inc., as lessor, and PBRT Orlando, as lessee.

"Prior PBRT Orlando Pledge Agreement" means that Pledge Agreement dated as of January 7, 2016, executed by ASHS, as pledgor, in favor of Huntington Technology Finance, Inc., pursuant to which ASHS pledges its ownership interest in the Stock of PBRT Orlando as collateral security for ASHS’ obligations under the Prior PBRT Orlando Guaranty.

“Prior PBRT Orlando Security Agreement” means that Security Agreement dated as of January 7, 2016, by and between PBRT Orlando, as debtor, and Huntington Technology Finance, Inc., as secured party, pursuant to which PBRT Orlando pledges certain of its assets to secure the Prior PBRT Orlando Debt.

"Proceeds" means all "proceeds", as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Loan Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Loan Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, or Trademark, or for injury to the goodwill associated with any Trademark, (d) any recoveries by any Loan Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

"Projections" means the forecasted consolidated and consolidating of the Loan Parties and their Subsidiaries: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on an entity-by-entity or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Loan Parties and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

“Puebla” means AB Radiocirugia Y Radioterapia de Puebla, S.A.P.I. de C.V. of Puebla, a company organized under Mexican law and is a direct subsidiary of ASHS-Mexico that owns 85% of Puebla’s Stock.

"QFC" has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

"Qualified Plan" means an ERISA Plan that is intended to be tax qualified under Section 401(a) of the IRC.

"Rate Contract" means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement (including the Existing ISDA), and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

"Rate Contract Obligations" means any and all obligations of a Loan Party to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract.

"Real Estate" means each of, and collectively, the real estate listed on Schedule 3.19 of the Agreement.

"Refinancing" means the repayment in full by Borrowers of the Closing Date Prior Lender Debt on the Closing Date.

"Related Persons" means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, manager, member, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article VIII to the Agreement) and other consultants and agents of or to such Person or any of its Affiliates.

"Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Restricted Payment" means, with respect to any Loan Party or Subsidiary (a) the declaration or payment of any dividend or distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party's or Subsidiary's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party or Subsidiary now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party's or Subsidiary's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Loan Party or Subsidiary other than payment of compensation in the Ordinary Course of Business to Stockholders who are employees of such Loan Party or Subsidiary; and (f) any transfer or other distribution of property to any Person other than a Loan Party pursuant to a statutory division.

"Revolving Loan Advance" has the meaning given such term in Section 2.1(a) of the Agreement and may, as the context may require, include any Overadvance.

"Revolving Exposure" means, at any time, the sum of the aggregate outstanding principal amount of Revolving Loan Advances at such time.

"Revolving Loan" means, at any time, the sum of the aggregate amount of Revolving Loan Advances outstanding.

"Revolving Loan Commitment" means the aggregate commitment of Lender to make Revolving Loan Advances o as set forth on Annex IV to the Agreement.

"Revolving Loan Facility" means, at any time, Lender’s agreement to make Revolving Loan Advances from time to time in the aggregate principal amount up to its Revolving Loan Commitment at such time, subject to the terms and conditions of the Loan Documents.

"Sanctions" has the meaning given such term in Section 3.12(b) of the Agreement.

“Scheduled Unavailability” is defined in Section 2.5(c).

"SDN List" has the meaning given such term in Section 3.12(b) of the Agreement.

“SOFR” means a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"Software" means all rights, titles and interests of each Loan Party in such Loan Party's "software" as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

"Specified Materials" means, collectively, all notices, demands, communications, documents and other materials or information provided by or on behalf of any Loan Party or any of its Subsidiaries, as well as documents and other written materials relating to any Loan Party or any of its Subsidiaries or any other materials or matters relating to this Agreement or any other Loan Document (including any amendments or waivers of the terms thereof or supplements thereto) or the transactions contemplated herein or therein.

“Spread Adjustment” means a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.5(c) of the Agreement and such adjustment may be positive, negative, or zero, subject to the specific Spread Adjustments set forth in Section 2.5(c).

"Stated Maturity Date" means ~~April 9, 2026~~(a) with respect to the Revolving Loan Commitment, Term Loan Commitment and DDTL Commitment, April 9, 2026 and (b) with respect to the Supplemental Term Loan Commitment, January 25, 2030.

"Stock" means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11 1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

"Stockholder" means, with respect to any Person, each holder of Stock of such Person.

"Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a direct or indirect Subsidiary of a Loan Party.

“Successor Rate” is defined in Section 2.5(c).

"Supplemental Term Loan" has the meaning given such term in Section 2.1(f) of the Agreement.

"Supplemental Term Loan Amortization Commencement Date" means the first day of the calendar month immediately following the end of the Supplemental Term Loan Interest-Only Period.

"Supplemental Term Loan Amortization Period" means the period commencing on the Supplemental Term Loan Amortization Commencement Date and ending on the earlier of (a) payment in full of the Obligations, and (b) the Supplemental Term Loan Maturity Date.

"Supplemental Term Loan Interest-Only Period" means the period from the First Amendment Effective Date through and including the twelfth (12th) Interest Payment Date after the First Amendment Effective Date.

"Supplemental Term Loan Principal Payment Date" means, with respect to the Supplemental Term Loan, all as determined by Lender in accordance with the Loan Documents and Lender’s loan systems and procedures periodically in effect: (a) the Supplemental Term Loan Amortization Commencement Date and each first day of each calendar month thereafter to occur during the Supplemental Term Loan Amortization Period while the Term Loan is outstanding (provided that, if the first calendar day of a particular calendar month is not a Business Day, then the Supplemental Term Loan Principal Payment Date occurring in that particular month shall be the next succeeding Business Day), and (b) the Commitment Termination Date.

"Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

"Swap Contract" means any "swap agreement", as defined in Section 101 of the Bankruptcy Code.

"Swap Obligation" means any obligation in respect of a Swap Contract that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan" has the meaning given such term in Section 2.1(b) of the Agreement.

"Term Loan Commitment" means Lender's obligation to make the Term Loan as set forth on Annex IV to the Agreement, which commitment shall terminate on the Closing Date in accordance with the terms of this Agreement.

"Term Loan Principal Payment Date" means, with respect to the Term Loan, all as determined by Lender in accordance with the Loan Documents and Lender’s loan systems and procedures periodically in effect: (a) the first day of each calendar quarter to occur while the Term Loan is outstanding, and (b) the Commitment Termination Date.

"Termination Date" means the date on which (a) the Advances have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, and (c) the Revolving Loan Commitment under this Agreement has been terminated and Borrower shall not have any further right to borrow any monies or request any further extensions of credit under this Agreement.

“Term SOFR” means, with respect to a Tranche Rate Loan for any Interest Period, the forward-looking SOFR rate administered by CME Group Benchmark Administration Limited (CBA) (or other administrator selected by Lender) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Lender), fixed by the administrator thereof two U.S. Government Securities Business Days prior to the commencement of the applicable Interest Period (provided, however, that if Term SOFR is not published for such day, then Term SOFR shall be determined by reference to the immediately preceding U.S. Government Securities Business Day on which such rate is published), rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to the relevant Advances, all as determined by Lender in accordance with the Agreement and Lender’s loan systems and procedures periodically in effect.

"Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

"Trademarks" means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate (and, as applicable, limited liability company) names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Tranche Rate” means, with respect to any Interest Period, the greater of (a) 0.00% (the “Index Floor”) and (b) Term SOFR relating to a quotation for 1 month as selected by Administrative Borrower in its Notice of Borrowing or as otherwise set pursuant to the terms of this Agreement, as applicable, plus the Tranche Rate Adjustment. Each determination by Lender of the Tranche Rate shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in the Agreement, at any time during which a Rate Contract is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Tranche Rate or any Successor Rate, the provision that rounds up the Tranche Rate to the next 1/8th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Rate Contract.

“Tranche Rate Adjustment” means, with respect to the Tranche Rate, a percentage per annum equal to 0.11448%.

“Tranche Rate Loans” means any Advances that accrue interest by reference to the Tranche Rate for an Interest Period in accordance with the terms of the Agreement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the IRC.

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).

"Wholly-Owned Subsidiary" of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors' qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.